Exhibit (d)(2)

EXECUTION VERSION

TENDER OFFER AGREEMENT

by and among

BGC PARTNERS, INC.,

BGC PARTNERS, L.P.

and

GFI GROUP INC.

Delivered by BGC Partners, Inc. and BGC Partners, L.P. as of January 13, 2015

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ii

Page

Exhibit A	Offer Conditions
Exhibit B	Form of Promissory Note

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TENDER OFFER AGREEMENT

This TENDER OFFER AGREEMENT (this “Agreement”), is made and entered into by and among BGC Partners, Inc., a Delaware corporation (“Parent”), BGC Partners, L.P., a Delaware limited partnership and a Subsidiary of Parent (“Purchaser”), and GFI Group Inc., a Delaware corporation (“GFI”). Parent, Purchaser and GFI are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.1. This Agreement is being executed and delivered by Parent and Purchaser to GFI as of January 13, 2015 (the “Date of Delivery”) and shall be effective as of the date, if any (the “Effective Date”), on which GFI shall execute and deliver to Parent and Purchaser a signed counterpart in accordance with the offer letter delivered by Parent and Purchaser to GFI on January 13, 2015.

WHEREAS, Parent and Purchaser have commenced a tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of GFI (the “GFI Common Stock” and each a “Share” and collectively, the “Shares”) (such cash tender offer, the “Existing Offer”);

WHEREAS, Parent and Purchaser intend to amend the Existing Offer in accordance with, and subject to the conditions set forth in, this Agreement (such cash tender offer, as it may be further amended from time to time pursuant to the terms of this Agreement, the “Offer”) by amending the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Existing Offer was made (collectively with any supplements or further amendments thereto, the “Offer Documents”);

WHEREAS, prior to GFI entering into this Agreement, (a) the Agreement and Plan of Merger, dated as of July 30, 2014 and amended on December 2, 2014, by and among GFI, CME Group Inc. (“CME”), Commodore Acquisition Corp., a Delaware corporation and a wholly owned CME Subsidiary, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly owned CME Subsidiary (the “CME Merger Agreement”) was terminated in accordance with the terms thereof; (b) the Agreement and Plan of Merger, dated as of July 30, 2014 and amended on December 2, 2014, by and among CME, Cheetah Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CME, Cheetah Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of CME, Jersey Partners Inc., a New York corporation, New JPI Inc., a Delaware corporation, and the individual signatories thereto stockholders was terminated in accordance with the terms thereof; and (c) the Purchase Agreement, dated as of July 30, 2014 and amended on December 2, 2014, by and among Commodore Acquisition LLC, GFI Brokers Holdco Ltd., a Bermuda limited company, CME, Jersey Partners Inc., and New JPI Inc. was terminated in accordance with the terms thereof.

WHEREAS, the Board of Directors of GFI (the “GFI Board”) has, upon the recommendation of the Special Committee of GFI, on the terms and subject to the conditions set forth in this Agreement (i) determined that the Transactions are fair to and in the best interests of GFI and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions and (iii) resolved to recommend acceptance of the Offer; and

WHEREAS, Parent, Purchaser and GFI desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Transactions and also to prescribe certain conditions to the Offer as specified herein.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; THE OFFER

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 5.3(a).

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, and the terms “Beneficially Owned” and “Beneficial Ownership” shall be construed accordingly.

“BGC Advance” has the meaning set forth in Section 5.14.

“Board Condition” has the meaning set forth in Section 1.4(a).

“Board of Directors” means the board of directors of any specified Person.

“Burdensome Condition” has the meaning set forth in Section 5.3(c).

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to remain closed in the City of New York, New York.

“Change in Recommendation” has the meaning set forth in Section 5.1.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“CME” has the meaning set forth in the Recitals.

“CME Fee” has the meaning set forth in Section 4.1(f).

“CME Merger Agreement” has the meaning set forth in the Recitals.

“Code” has the meaning set forth in Section 1.2(d).

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Constituent Documents” means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Contaminants” means any undocumented code, disabling mechanism or protection feature designed to prevent its use, including any undocumented clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, back door (including capabilities that permit non-administrative users to gain unrestricted access or administrative rights to Software or that otherwise bypasses security or audit controls), time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage, or disable Software or data, other software operating systems, computers or equipment with which the Software interacts.

“Continuing Employee” has the meaning set forth in Section 5.5(a).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated December 20, 2010, among GFI and GFI Holding Limited, as borrowers, GFI Subsidiaries named therein as guarantors, Bank of America, N.A., as administrative agent, Barclays Bank Plc and The Royal Bank of Scotland PLC, as co-syndication agents, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as joint lead arrangers and joint book running managers.

“D&O Insurance” has the meaning set forth in Section 5.7(b).

“Depositary” means American Stock Transfer & Trust Company.

“Environmental Law” means any foreign, federal, state or local Law, treaty, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health and safety (as it relates to Releases or threatened Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to or necessary under applicable Environmental Laws.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person, including, in the case of GFI, the GFI RSUs and the GFI Stock Options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with GFI or any GFI Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Offer” has the meaning set forth in the Recitals.

“Expenses” has the meaning set forth in Section 5.6.

“Expiration Date” has the meaning set forth in Section 1.2(b).

“FENICS Business” means the business of developing, marketing and licensing to customers a suite of software that facilitates pricing, analytics, risk management, connectivity and straight-through processing and lifecycle management of foreign exchange options, as well as the sale or license of FENICS Business and IDB Business market data, in each case as conducted by GFI and the GFI Subsidiaries immediately prior to the date of the CME Merger Agreement (subject to any changes permitted or required in accordance with Section 4.1).

“Foreign Competition Laws” has the meaning set forth in Section 2.6(b).

“Foreign GFI Benefit Plan” has the meaning set forth in Section 2.16(l).

“GAAP” has the meaning set forth in Section 2.7(b).

“GFI” has the meaning set forth in the Preamble.

“GFI Benefit Plans” has the meaning set forth in Section 2.16(a).

“GFI Board” has the meaning set forth in the Recitals.

“GFI Common Stock” has the meaning set forth in the Recitals.

“GFI Contracts” has the meaning set forth in Section 2.19(b).

“GFI Disclosure Letter” has the meaning set forth in Article II.

“GFI Financial Statements” means the consolidated financial statements of GFI and the GFI Subsidiaries included in the GFI SEC Documents together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP, the independent auditors of GFI for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“GFI Identified Representations” has the meaning set forth in Exhibit A.

“GFI Improvements” has the meaning set forth in Section 2.15.

“GFI Leased Real Property” means all real property interests leased by GFI or any of the GFI Subsidiaries.

“GFI License Agreements” has the meaning set forth in Section 2.18(b).

“GFI Owned Intellectual Property” means Intellectual Property owned by GFI or a GFI Subsidiary.

“GFI Permits” has the meaning set forth in Section 2.13(a).

“GFI Recommendation” has the meaning set forth in Section 5.1.

“GFI Registered Intellectual Property” has the meaning set forth in Section 2.18(a).

“GFI RSU” means restricted stock units of GFI issued under the GFI Stock Plans.

“GFI SEC Documents” has the meaning set forth in Section 2.7(a).

“GFI Stock Option” means an option to purchase shares of GFI Common Stock issued under the GFI Stock Plans.

“GFI Stock Plans” means the Amended and Restated GFI 2008 Equity Incentive Plan, 2008 Equity Incentive Plan, 2004 Equity Incentive Plan, 2002 Stock Option Plan and 2000 Stock Option Plan.

“GFI Subsidiary” has the meaning set forth in Section 2.2(a).

“Governmental Entity” means any supranational, national, state, commonwealth, province, territory, county, municipal, district or local government (including any subdivision, court, administrative agency or commission or other authority thereof), governmental official (such as a state attorney general), or any other foreign, supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC, European Union, Commodity Futures Trading Commission, UK Financial Conduct Authority, or any state or banking securities bureau or department, or any regulatory body appointed by any of the foregoing, in each case in any jurisdiction.

“Hazardous Substances” means all substances, materials, contaminants, pollutants, wastes defined as “hazardous” or “toxic,” other otherwise defined, regulated or included under or pursuant to any Environmental Law, including any such constituents defined as “oils,” “pollutants” or “contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, and also including mold, radon or greenhouse gases.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IDB Business” means the business of GFI and the GFI Subsidiaries (including all corporate overhead and administrative support functions) other than the Trayport Business and the FENICS Business.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (iii) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (iv) all lease obligations of such Person and its Subsidiaries capitalized on the books and records of such Person or any of its Subsidiaries, (v) all obligations of others secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (vi) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds, (c) surety bonds and customs bonds and (d) clearing house guarantees) and (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person or any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” shall not include intercompany indebtedness, obligations or liabilities between either GFI or one of the wholly owned GFI Subsidiaries on the one hand, and another wholly owned GFI Subsidiary on the other hand.

“Indemnified Persons” has the meaning set forth in Section 5.7(a).

“Independent Director RSU” means a GFI RSU held by a non-employee director of GFI who resigns in connection with the Transactions pursuant to Section 1.4(a) or otherwise.

“Initial Expiration Date” has the meaning set forth in Section 1.2(b).

“Intellectual Property” means (i) trademarks, service marks, trade names, internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”);

(ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (including any registrations and applications for any of the foregoing) (collectively, “Copyrights”); (iv) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing (collectively, “Software”); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”).

“Intervening Event” has the meaning set forth in Section 5.4(e).

“IRS” means the Internal Revenue Service.

“Knowledge of GFI” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the GFI Disclosure Letter as of the date hereof.

“Knowledge of Parent” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter as of the Date of Delivery.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law, derivatives law, commodities law and law of any foreign jurisdictions.

“Leases” means leases, subleases, licenses and occupancy agreements for real property, including the GFI Leased Real Property.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, with respect to GFI, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of GFI to perform its obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of (1) GFI and the GFI Subsidiaries or (2) the Trayport Business and the FENICS Business, in each case taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which such entity and its Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of Parent or Purchaser, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of GFI Common Stock on the

NYSE (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by GFI to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters, (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, or (x) a breach of the non-solicitation and non-hire obligations of Parent set forth in Section 5.2(c), except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent such entity and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which such entity and its Subsidiaries operate.

“Minimum Tender Condition” has the meaning set forth in Exhibit A.

“Notice” means all notices, filings and acknowledgements other than with respect to an Antitrust Law that are required to be filed with or provided to or obtained from any Regulatory Authority in order to the consummate the Transactions.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 2.23.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.2(d).

“Offer Closing Date” has the meaning set forth in Section 1.2(d).

“Offer Conditions” has the meaning set forth in Section 1.2(a).

“Offer Documents” has the meaning set forth in the Recitals.

“Offer Price” has the meaning set forth in the Recitals.

“Open Source Software” means computer software that is distributed as “free software,” “open source software” or under a “copyleft” agreement or is otherwise subject to the terms of any license which requires, as a condition on the use, copying, modification and/or distribution of such computer software that such item, (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributed at no or minimal charge.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, subpoena, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, of any executive body, Governmental Entity or Self-Regulatory Organization.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in Article III.

“Parent Financial Statements” means the consolidated financial statements of Parent and the Parent Subsidiaries included in the Parent SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of Parent for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Parent Material Adverse Effect” means, with respect to Parent, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of Parent or Purchaser to perform their obligations under this Agreement or to consummate the Offer.

“Parent SEC Documents” has the meaning set forth in Section 3.5(a).

“Parent Subsidiary” means a Subsidiary of Parent.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Liens” means (i) Liens for Taxes and other governmental charges not yet due and payable and Liens for Taxes and other governmental charges being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the GFI Financial Statements, (ii) inchoate mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or that are being contested in good faith, (iii) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality that do not, individually or in the aggregate, materially impair the use or value of the property subject thereto, (iv) non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practices, (v) transfer restrictions on any Securities of GFI imposed by securities Laws and (vi) any other Liens (A) for which adequate reserves have been established in accordance with GAAP in the GFI Financial Statements for the most recent fiscal period ended prior to the Date of Delivery or (B) which are incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the business of GFI and the GFI Subsidiaries as currently conducted or currently proposed to be conducted.

“Person” means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Personal Information” means information from or about an individual person or device the use, aggregation, holding or management of which is restricted under any applicable Law, including an individual person’s or device’s (i) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier and any other data used or intended to be used to identify, contact or precisely locate a person) and (ii) Internet Protocol address or other persistent identifier.

“Proceeding” means any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (whether at law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator).

“Purchaser” has the meaning set forth in the Preamble.

“Regulatory Approvals” means all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders (including those applicable to directors, officers, principals, employees and agents) other than with respect to an Antitrust Law issued by any Regulatory Authority required under applicable Laws to permit the consummation of the Transactions.

“Regulatory Authority” means any foreign, local, state or federal Governmental Entity, Self-Regulatory Organization, clearing house, depository (including the Depository Trust & Clearing Corporation) and exchange.

“Regulatory Condition” has the meaning set forth in Exhibit A.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 5.2(a).

“Restraints” has the meaning set forth in Exhibit A.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Schedule 14D-9” has the meaning set forth in Section 1.3(a).

“SEC” has the meaning set forth in Section 1.2(a).

“Securities” means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, swap execution facilities, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Share” and “Shares” has the meaning set forth in the Recitals.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Special Committee” means a committee of the Board of Directors of GFI consisting only of independent and disinterested directors of GFI.

“Special Committee Financial Advisor” has the meaning set forth in Section 2.24.

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 5.4(e).

“Surviving Company Plans” has the meaning set forth in Section 5.5(b).

“Takeover Proposal” has the meaning set forth in Section 5.4(e).

“Tax” (and with the correlative meaning “Taxes”) means (i) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” means the Offer and other transactions contemplated by this Agreement.

“Trayport Business” means the business of developing, marketing and licensing to customers a suite of electronic trading, information sharing, straight-through processing, clearing links and post-trade services for commodities, principally in the energy market, in each case as conducted by GFI and the GFI Subsidiaries immediately prior to the date of the CME Merger Agreement (subject to any changes permitted or required in accordance with Section 4.1).

“U.S.” means the United States of America.

Section 1.2 The Offer.

(a) Amendment of the Existing Offer. Unless this Agreement shall have previously been terminated in accordance with Article VII, as promptly as practicable (but in no event later than three Business Days) after the date of this Agreement, Purchaser shall, and Parent shall cause Purchaser to, file with U.S. Securities and Exchange Commission (the “SEC”) the amended Offer Documents, reflecting the offer to purchase all of the Shares for $5.60 per Share (such amount or any greater amount per Share to be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, without interest, and subject to other terms of this Agreement, and cause the Offer Documents to be disseminated to the stockholders of GFI as and to the extent required by federal securities Laws. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares of GFI Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (as they may be amended in accordance with this Agreement, the “Offer Conditions”).

(b) Expiration of the Offer. The expiration date of the Offer pursuant to the amended Offer Documents shall be 12:00 midnight, New York City time, at the end of the day on the later of (x) the fifth Business Day following the filing of the amended Offer Documents pursuant to Section 1.2(a) (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) and (y) the tenth day following the filing of the information statement contemplated by Section 1.4(b) (such date, the “Initial Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”). Purchaser expressly reserves the right, at any time, to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of GFI, Purchaser shall not (i) reduce the number of Shares of GFI Common Stock subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or modify or change any condition to the Offer to make such or any other condition to the Offer more difficult to satisfy or in a manner adverse to the holders of Shares or which would delay consummation of the Offer, (v) extend the Expiration Date other than in accordance with this Agreement and except for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act; provided, however, that if the Regulatory Condition shall have been satisfied less than five Business Days prior to the Expiration Date (as determined pursuant to Rule 14d-1(g)(3) of the Exchange Act), no such consent of GFI shall be required for Parent to extend the Offer for a period of up to five Business Days (as determined pursuant to Rule 14d-1(g)(3) of the Exchange Act) or (vi) otherwise amend, modify or supplement the Offer in a manner materially adverse to the holders of Shares or in a manner which would delay consummation of the Offer. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of GFI, except if this Agreement is terminated pursuant to Section 7.1.

(c) Extensions of the Offer. Parent and Purchaser agree that if on any scheduled Expiration Date of the Offer, any of the Offer Conditions (including the Minimum Tender Condition and the other Offer Conditions set forth in Exhibit A) is not satisfied or, in Purchaser’s sole discretion, waived (if such condition is permitted to be waived pursuant to this Agreement and applicable Law), then Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for successive periods of time of up to ten Business Days (the length of such periods to be determined by Parent, in its sole discretion) or such number of Business Days as the parties may agree in order to permit the satisfaction of such conditions. Notwithstanding the foregoing, in no event shall Purchaser be required to (i) extend the Offer beyond the Outside Date or (ii) extend the Offer at any time that Parent or Purchaser is permitted to terminate this Agreement pursuant to Article VII. In addition, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer (A) for any period or periods required by applicable Law, including applicable rules, regulations, interpretations or positions of the SEC or its staff, or rules of any securities exchange, (B) for a period of five Business Days (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) following the then scheduled Expiration Date if, within the five Business Day (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) period prior to such Expiration Date, GFI Board shall have provided Parent notice pursuant to Section 5.4(c) of its intention to make a Change in Recommendation and (C) if GFI shall have provided Parent written notice that Parent or Purchaser has breached or failed to perform its covenants contained in this Agreement and such breach or failure has resulted in (1) a reduction in the number of Shares of GFI Common Stock subject to the Offer or (2) a reduction in the Offer Price or change in the form of consideration payable in the Offer, for one or more periods of five Business Days (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) each following the then scheduled Expiration Date until the earlier of (x) the date on which all such breaches cease to exist or are waived by GFI and (y) the date on which this Agreement is terminated in accordance with Section 7.1.

(d) Payment. Subject to the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) by Purchaser of the Offer Conditions as of any scheduled Expiration Date, Purchaser shall, and Parent shall cause Purchaser to, consummate the Offer and accept for payment and pay for (subject to any withholding of Tax pursuant to this Section 1.2(d)) all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly (and in any event within three Business Days) after the expiration of the Offer on such Expiration Date. Notwithstanding any of the foregoing contained in this Section 1.2(d), Purchaser expressly reserves the right to delay payment for all Shares until the Regulatory Condition has been satisfied. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. GFI agrees that no Shares held by GFI or any of its Subsidiaries will be tendered to Purchaser pursuant to the Offer. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer upon the expiration of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Parent, Purchaser or the Depositary for the Offer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Parent, Purchaser or the Depositary is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state or local Tax Law. To the extent that amounts are so withheld and paid over by Parent, Purchaser or the Depositary to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Purchaser or the Depositary.

(e) The Offer Documents. The Offer Documents shall comply in all material respects with the applicable provisions of the Exchange Act and other applicable federal securities Laws. Each of Parent, Purchaser and GFI shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of GFI, in each case as soon as reasonably practicable and as and to the extent required by applicable federal securities Laws. Parent and Purchaser shall promptly notify GFI upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide GFI with copies of all correspondence and summaries of all material oral communications between them and their Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of any Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of GFI, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Purchaser shall provide GFI and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Purchaser shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by GFI and its counsel. In the event that Parent or Purchaser receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein. GFI shall promptly furnish to Parent in writing all information concerning GFI that may be required by applicable federal securities Laws for inclusion in the Offer Documents.

(f) Termination of the Offer. If this Agreement is terminated pursuant to Section 7.1, Purchaser shall, and Parent shall cause Purchaser to, promptly (and in any event within 24 hours following such termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated or withdrawn by Purchaser upon the prior written consent of GFI, or this Agreement is terminated in accordance with Section 7.1, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof in accordance with the terms of the Offer and applicable Law. The parties hereto acknowledge and agree that the Offer may not be terminated without the prior written consent of GFI, except if this Agreement is terminated pursuant to Section 7.1. No termination of the Offer shall give rise to a right of termination of this Agreement except to the extent expressly provided for in Section 7.1, and, absent any such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect.

(g) Adjustments to Offer Price. The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of Shares, stock dividend, reverse stock split, consolidation of Shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the Date of Delivery and prior to the payment by Purchaser for the Shares; provided that (i) this Section 1.2(g) shall not be construed to permit GFI to take any actions with respect to its Securities that is prohibited by Section 4.1 and (ii) in no event shall any adjustment be made to the Offer Price with respect to any change during such period that results from any exercise or vesting of any GFI Stock Option or GFI RSU and/or the issuance of any Shares with respect to any of the foregoing.

(h) Funds. Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

Section 1.3 GFI Actions.

(a) Schedule 14D-9. As promptly as practicable (and, in any event, within three Business Days) after the date the amended Offer Documents are filed with the SEC, GFI shall file with the SEC a Solicitation/Recommendation Statement on an amended Schedule 14D-9

(together with all further amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which, subject to Section 5.4(c), shall contain the GFI Recommendation. GFI shall cause the Schedule 14D-9 (i) to be promptly disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws and (ii) to comply as to form in all material respects with the requirements of the Exchange Act and other applicable federal securities Laws. Parent and Purchaser shall promptly furnish to GFI in writing all information concerning Parent and Purchaser that may be reasonably requested by GFI or required by applicable federal securities Laws for inclusion in the Schedule 14D-9. GFI, on the one hand, and each of Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and GFI shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares, and GFI shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent and its counsel. In addition, GFI agrees to provide Parent and its counsel with any comments, whether written or oral, that GFI or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such written responses (or summaries of all material oral responses).

(b) Stockholder Lists. In connection with the Offer, GFI shall cause its transfer agent to promptly (but in any event not later than three (3) Business Days following the date hereof) furnish Purchaser or its designated agent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. GFI shall promptly furnish Purchaser with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, such information shall be subject to Section 5.2(b). Subject to the requirements of applicable Law and provided that GFI shall not have made a Change in Recommendation, upon Parent’s reasonable written request, GFI shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its directors, officers, employees and other Representatives to use their commercially reasonable efforts to make solicitations and recommendations to the record holders and beneficial owners of Shares for purposes of causing the Minimum Tender Condition to be satisfied, including, upon Parent’s reasonable written request, together with Parent and Purchaser, jointly preparing a presentation to RiskMetrics Group and/or such other proxy advisory firms as designated by Parent to recommend this Agreement and the Transactions.

Section 1.4 Directors of GFI.

(a) Composition of GFI Board and Committees. Subject to compliance with Section 1.4(b) and applicable Law, upon the Offer Closing, Parent, in accordance with applicable Law, shall be entitled to designate the number of directors, rounded up to the next whole number, constituting two-thirds of the GFI Board, as follows: (i) GFI agrees that, prior to the Offer Closing with effect upon the Offer Closing, the GFI Board will increase the size of the GFI Board so that the total number of GFI directorships as of the Offering Closing shall consist of nine positions, consisting of the existing five directors and four vacancies; (ii) prior to the Offer Closing with effect immediately after the size of the GFI Board is increased to nine positions and after the Offer Closing, the GFI Board shall appoint four of Parent’s designees, as determined by Parent, to fill such four directorships; and (iii) prior to the Offering Closing with effect immediately after the appointment described in clause (ii), at least two existing directors of GFI shall resign and, immediately following the effective time of such resignations the GFI Board shall appoint the two additional Parent designees to the GFI Board, as determined by Parent, so that Parent’s designees to the GFI Board consist of no less than two-thirds of the directors on the GFI Board (together, the “Board Condition”). Subject to compliance with Section 1.4(b) and applicable Law, at least five Business Days prior to the Offer Closing, GFI shall provide Parent with written evidence reasonably satisfactory to Parent that each action to be taken by the GFI Board to satisfy the Board Condition pursuant to the prior sentence: (A) has been taken by the GFI Board, (B) shall be effective at the time required pursuant to the prior sentence and (C) is irrevocable except solely to the extent the Offer Closing does not occur. Subject to compliance with applicable Law, GFI shall, prior to the Offer Closing with effect upon the Offer Closing after the time that Parent’s designees constitute no less than two-thirds of the directors of the GFI Board, to cause individuals designated by Parent to constitute (x) the number of members, rounded up to the next whole number, that represents two-thirds of each committee of GFI Board and (y) all of the members of each board of directors (or similar body) of each Subsidiary of GFI (and each committee (or similar body) thereof) at the Offer Closing.

(b) Rule 14f-1. GFI’s obligations to appoint Parent’s designees to GFI Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. GFI shall promptly take all actions necessary to effect the appointment of Parent’s designees, including, if not filed and mailed prior to the date of this Agreement, mailing to its stockholders information with respect to GFI and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.4 which, unless Parent otherwise elects or unless has been previously filed and mailed, shall be mailed together with the Schedule 14D-9. Parent shall supply to GFI in writing any information with respect to itself and its nominees, officers, directors and affiliates reasonably requested by GFI or required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.4 are in addition to and shall not limit any rights that Parent, Purchaser or any of their Affiliates may have as a holder or beneficial owner of Shares of GFI Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

Section 1.5 Offer Documents; Schedule 14D-9. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents or the Schedule 14D-9, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities Laws) dissemination to GFI’s stockholders of such amendment or supplement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF GFI

Except as (i) set forth in the corresponding sections or subsections of a disclosure letter delivered to Parent by GFI prior to the execution of this Agreement by Parent and Purchaser, and as supplemented pursuant to Section 5.15 (the “GFI Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the GFI Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 2.11 (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the GFI Disclosure Letter other than Section 2.11 (Absence of Certain Changes) thereof)) or (ii) other than with respect to the GFI Identified Representations, disclosed in the GFI SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the Date of Delivery, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, GFI represents and warrants to Parent and Purchaser as follows:

Section 2.1 Organization. GFI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. GFI is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. GFI has delivered or made available to Parent true, correct and complete copies of the minutes of, and resolutions approved and adopted at, all meetings of the Board of Directors of GFI held since January 1, 2011 through the date of this Agreement other than minutes related to the Transactions or the CME Merger Agreement and the transactions contemplated thereby.

Section 2.2 Subsidiaries.

(a) Section 2.2(a) of the GFI Disclosure Letter sets forth (i) each Subsidiary of GFI (individually, a “GFI Subsidiary” and collectively, the “GFI Subsidiaries”), (ii) the number of authorized, allotted, issued and outstanding Securities of each GFI Subsidiary, (iii) each GFI Subsidiary’s jurisdiction of incorporation or organization and (iv) the location of each GFI Subsidiary’s principal executive offices. Each GFI Subsidiary is a corporation or company limited by shares duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted. Each GFI Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to Parent true, correct and complete copies of the Constituent Documents of each GFI Subsidiary, as amended and in effect on the date of this Agreement.

(b) GFI is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each GFI Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities), other than, in each case, any limitation or restriction imposed by any federal, state or foreign securities Laws. All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are non-assessable (and no such Securities have been issued in violation of any preemptive or similar rights). Except for the Securities of the GFI Subsidiaries, GFI does not own, directly or indirectly, any Securities in any entity.

Section 2.3 Capitalization.

(a) As of the date of this Agreement, the authorized Securities of GFI consists of 400,000,000 shares of GFI Common Stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $0.01. At the close of business on (i) November 10, 2014, 127,466,884 shares of GFI Common Stock were issued and outstanding, (ii) September 30, 2014, 16,929,318 shares of GFI Common Stock were held in treasury by GFI, (iii) September 30, 2014, 8,398,540 shares of GFI Common Stock were reserved for issuance pursuant to the GFI Stock Plans and (iv) November 10, 2014, no shares of GFI preferred stock are issued and outstanding. Except as set forth above, no Securities of GFI are issued, reserved for issuance or outstanding. All issued and outstanding GFI Common Stock have been, and all shares of GFI Common Stock that may be issued pursuant to GFI Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights.

(b) Section 2.3(b) of the GFI Disclosure Letter sets forth each GFI Stock Plan and, as of October 31, 2014, the aggregate number of shares of GFI Common Stock relating to outstanding and available awards under each GFI Stock Plan. GFI has delivered or made available to Parent the form of agreement related to each such award. No material changes have been made to such form in connection with any award. Section 2.3(b)(i) of the GFI Disclosure Letter sets forth, as of the date hereof, for any award under the GFI Stock Plans, the name of such holder, the type of such award together with its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to such award, the GFI Stock Plan under which the award was granted and, in the case of such award that is a GFI Stock Option, its per-share exercise price and expiration date. The only awards outstanding under the GFI Stock Plans are those identified on Section 2.3(b)(i) of the GFI Disclosure Letter.

(c) There are no preemptive or similar rights on the part of any holder of any class of Securities of GFI or any GFI Subsidiary. Neither GFI nor any GFI Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of GFI or any GFI Subsidiary on any matter submitted to such holders of Securities. Other than the GFI RSUs and the GFI Stock Options pursuant to the GFI Stock Plans, there are no other outstanding Equity Rights with respect to the Securities of GFI or any GFI Subsidiary. There are no outstanding contractual obligations of GFI or any GFI Subsidiary to repurchase, redeem or otherwise acquire any Securities of GFI or any GFI Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which GFI is a party or is bound with respect to the voting of the Securities of GFI.

Section 2.4 Authorization; Board Approval.

(a) GFI has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GFI are necessary for it to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by GFI and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of GFI, enforceable against GFI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors (upon the recommendation of the Special Committee) of GFI, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement and the Transactions are advisable, fair to and in the best interests of GFI and its stockholders, (ii) approving this Agreement and the Transactions and (iii) recommending that GFI’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Section 2.5 Takeover Statute; No Restrictions on the Transactions.

(a) No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions.

(b) As set forth in its Constituent Documents, GFI has opted out of Section 203 of the Delaware General Corporation Law.

Section 2.6 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by GFI does not, and the consummation by GFI and the GFI Subsidiaries of the Transactions will not: (i) conflict with any provisions of the Constituent Documents of GFI or any GFI Subsidiary; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 2.6(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which GFI or any GFI Subsidiary is a party or by which GFI or any GFI Subsidiary or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of GFI or any GFI Subsidiary or (v) cause the suspension or revocation of any GFI Permit (assuming compliance with the matters set forth in Section 2.6(b) (Consents and Approvals)), except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Material Adverse Effect.

(b) No clearance, consent, approval, Order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by GFI or any GFI Subsidiary in connection with the execution or delivery of this Agreement by GFI or the consummation by GFI and the GFI Subsidiaries of the Transactions, except for: (i) compliance by GFI with any applicable requirements under any foreign antitrust merger control Laws (the “Foreign Competition Laws”) set forth in Section 2.6(b)(i) of the GFI Disclosure Letter; (ii) the Regulatory Approvals set forth in Section 2.6(b)(ii) of the GFI Disclosure Letter; (iii) the filings with the SEC of (A) the Schedule 14D-9 in accordance with Regulation 14D promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (iv) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (v) any such clearance, consent, approval, Order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Material Adverse Effect.

Section 2.7 SEC Reports; GFI Financial Statements.

(a) GFI has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2011(together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “GFI SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the Date of Delivery, as of the date of the last such amendment, each GFI SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the Date of Delivery, as of the date of the last such amendment, each GFI SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each GFI SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the Date of Delivery, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. None of the GFI Subsidiaries is required to make any filings with the SEC pursuant to the Exchange Act.

(b) The GFI Financial Statements, which have been derived from the accounting books and records of GFI and the GFI Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the GFI Financial Statements present fairly in all material respects the consolidated financial position of GFI and the GFI Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such GFI Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of GFI and the GFI Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

(c) As of the date hereof, to the Knowledge of GFI, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the GFI SEC Documents. GFI has delivered or made available to Parent true, correct and complete copies of all material correspondence with the SEC occurring since January 1, 2011. To the Knowledge of GFI, as of the date hereof, none of the GFI SEC Documents is the subject of ongoing SEC review.

(d) The audit committee of the Board of Directors of GFI has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects and has delivered or made available to Parent true, complete and correct copies of such procedures in effect as of the date of this Agreement. To the Knowledge of GFI, neither GFI nor any GFI Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of GFI, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 2.8 Absence of Undisclosed Liabilities. GFI and the GFI Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise and whether or not required by GAAP to be disclosed or reflected on GFI’s consolidated balance sheets, except for (a) liabilities reflected or accrued on or reserved against in GFI’s consolidated balance sheet as of December 31, 2013 (or the notes thereto) included the GFI Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) liabilities incurred pursuant to, or in connection with, the Transactions, the CME Merger Agreement and the transactions contemplated thereby or (d) liabilities that do not constitute a Material Adverse Effect.

Section 2.9 Title to Assets. GFI and the GFI Subsidiaries have good and valid title to, or valid leasehold interests in, and immediately following the consummation of the Transactions and after giving effect thereto, will continue to have good and valid title to, or valid leasehold interests in or valid right to use, all material assets, properties and rights of the businesses conducted by GFI, free and clear of Liens other than Permitted Liens.

Section 2.10 Disclosure Documents. The Schedule 14D-9, at the time of filing, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to GFI or any of its Subsidiaries that GFI furnishes, or causes to be furnished, to Parent or Purchaser in writing specifically for use in the Schedule TO and the amended Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the amended Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty is made by GFI with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by Parent or Purchaser or any of their respective Representatives for inclusion or incorporation by reference in the foregoing documents.

Section 2.11 Absence of Certain Changes.

(a) Since January 1, 2014, (i)(A) GFI and the GFI Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice, except as contemplated hereunder and for actions and transactions related to the Transactions and the CME Merger Agreement and the transactions contemplated thereby and (B) there has not been any action taken by GFI or any GFI Subsidiary that, if taken during the period from the Date of Delivery through the Offer Closing, except as contemplated hereunder and for actions and transactions related to the Transactions and the CME Merger Agreement and the transactions contemplated thereby, would constitute a breach of Section 4.1 of this Agreement and (ii) there has not been a Material Adverse Effect.

(b) Since the date of the CME Merger Agreement, GFI and the GFI Subsidiaries have not entered into, modified, terminated, executed, or waived or granted any rights with respect to, any agreement, transaction or rights outside of the ordinary course of business consistent with past practice (other than (i) entering into the agreement with the terms described under Item 3 of GFI’s amended Schedule 14D-9 filed on November 28, 2014, (ii) entering into this Agreement and any agreements expressly contemplated hereunder, (iii) entering into the CME Merger Agreement and any agreements contemplated by the CME Merger Agreement or the transactions contemplated thereby or (iv) entering into agreements that require GFI or any of its Subsidiaries to pay stay bonuses or severance payments of no more than $5,000,000 in the aggregate).

Section 2.12 Litigation. As of the date hereof, (a) there is no Proceeding pending, threatened in writing, or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to GFI) except as do not constitute a Material Adverse Effect, (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against GFI or any GFI Subsidiary except as do not constitute a Material Adverse Effect and (c) there is no Proceeding pending or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary, which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 2.13 Compliance with Laws.

(a) Except as do not constitute a Material Adverse Effect, (i) each of GFI and the GFI Subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “GFI Permits”), (ii) all GFI Permits are in full force and effect and none of the GFI Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of GFI, threatened and (iii) each of GFI and the GFI Subsidiaries is, and since January 1, 2011, has been in compliance with the terms of the GFI Permits.

(b) Neither GFI nor any GFI Subsidiaries is in violation of and, to the Knowledge of GFI, no written notice has been given of any violation of, any applicable Law or the applicable rules of any Self-Regulatory Organization, except for any violations that do not constitute a Material Adverse Effect.

(c) Since January 1, 2011, each of the principal executive officer of GFI and the principal financial officer of GFI (or each former principal executive officer of GFI and each former principal financial officer of GFI, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the GFI SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Section 2.13, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2011, GFI has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d) GFI maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. GFI’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) GFI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by GFI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GFI’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of GFI required under the Exchange Act with respect to such reports.

(f) Since January 1, 2011, the audit committee of the Board of Directors of GFI, and, to the Knowledge of GFI, GFI’s outside auditors, have not been advised of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect GFI’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GFI’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Public Company Accounting Oversight Board Standards No. 5, as in effect on the date hereof.

(g) Since January 1, 2011, (i) neither GFI nor any GFI Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of GFI or any GFI Subsidiary or any material concerns from employees of GFI or any GFI Subsidiary regarding questionable accounting or auditing matters with respect to GFI or any GFI Subsidiary and (ii) no attorney representing GFI or any GFI Subsidiary, whether or not employed by GFI or any GFI Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by GFI or any of its officers, directors, employees or agents to the Board of Directors of GFI or any committee thereof or to the general counsel or chief executive officer of GFI pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

Section 2.14 Taxes.

(a) GFI and each GFI Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all income and other material Tax Returns required to be filed by it in respect of any material Taxes, and all notifications required to be filed by it with a Taxing Authority in respect of the GFI Stock Plan, (ii) duly and timely paid in full (or GFI has paid on the GFI Subsidiaries’ behalf) all Taxes shown as due on such income and other material Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of GFI and each GFI Subsidiary through the date of the most recent GFI Financial Statement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to GFI or any GFI Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between GFI or any GFI Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against GFI or any GFI Subsidiary (or, to the Knowledge of GFI, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving GFI or any GFI Subsidiary (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

(e) None of GFI or any GFI Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is GFI), or has any liability for material Taxes of any Person (other than GFI or the GFI Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

(f) None of GFI or any GFI Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Offer Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Offer Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Offer Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Offer Closing Date, (v) prepaid amount received on or prior to the Offer Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or

(vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Offer Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Offer Closing Date.

(g) There are no material Liens for Taxes upon any property or assets of GFI or any GFI Subsidiary, except for Permitted Liens.

(h) Neither GFI nor any GFI Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither GFI nor any GFI Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(j) None of GFI or any GFI Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(k) There is no power of attorney given by or binding upon GFI or any GFI Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

Section 2.15 Real Property. The GFI Leased Real Property described in Section 2.15 of the GFI Disclosure Letter constitute all the real property (including all fee and leasehold interests in real property) of GFI and the GFI Subsidiaries. Except as do not constitute a Material Adverse Effect, all buildings, structures, fixtures and improvements included within the GFI Leased Real Property (the “GFI Improvements”) are in good repair and operating condition, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of GFI, there are no facts or conditions affecting any of the GFI Improvements that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof. Except as do not constitute a Material Adverse Effect, no portion of such GFI Leased Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted).

Section 2.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 2.16(a) of the GFI Disclosure Letter contains a true and complete list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, retention, change of control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, trust, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement (collectively, the “GFI Benefit Plans”) currently maintained or contributed to or required to be contributed to by (i) GFI, (ii) any GFI Subsidiary or (iii) any ERISA Affiliate, in any case for the benefit of any current or former employee, worker, consultant, director or member of GFI or any GFI Subsidiary.

(b) With respect to each of the GFI Benefit Plans, GFI has delivered or made available to Parent complete copies of each of the following documents: (i) the GFI Benefit Plan governing documentation (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code or any Law, for the most recent plan year; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, and other booklets or information issued to participants and beneficiaries; (iv) if the GFI Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each GFI Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) In the past six years, neither GFI nor any ERISA Affiliate has maintained or contributed to or was required to contribute to any plan or arrangement that is or was (i) subject to Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(d) Each GFI Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the Knowledge of GFI, no event has occurred that could reasonably be expected to result in disqualification of such GFI Benefit Plan.

(e) Each of the GFI Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(f) Neither GFI nor any GFI Subsidiary has made any loans to employees in violation of Section 402 of the Sarbanes-Oxley Act. Each transfer of funds by GFI or any GFI Subsidiary to any of their respective employees that was deemed a loan was when made (and at all times since has been) properly treated by GFI and the GFI Subsidiaries as such for federal income tax purposes.

(g) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) cause any payment (whether of severance pay or otherwise) to become due to any current or former employee or director of GFI or a GFI Subsidiary, (ii) cause an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee or director of GFI or a GFI Subsidiary, (iii) cause any individual to accrue or receive additional benefits, services or accelerated rights to payment of benefits under any GFI Benefit Plan, (iv) provide for payments that could subject any person to liability for tax under Section 4999 of the Code or (v) result in payments under any of the GFI Benefit Plans which would not be deductible under Section 280G of the Code.

(h) There are no pending or, to the Knowledge of GFI, threatened material claims in respect of or relating to any of the GFI Benefit Plans, by any employee or beneficiary covered under any GFI Benefit Plan or otherwise involving any GFI Benefit Plan (other than routine claims for benefits).

(i) Neither GFI, any GFI Subsidiary, any GFI Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(j) No GFI Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of GFI or any GFI Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of GFI or a GFI Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(k) Each stock option issued since January 1, 2005 with respect to GFI Common Stock was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of GFI Common Stock on the date of grant.

(l) With respect to each GFI Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of GFI or any GFI Subsidiary residing outside of the U.S. (a “Foreign GFI Benefit Plan”): (i) all material employer and employee contributions to each Foreign GFI Benefit Plan required by Law or by the terms of such Foreign GFI Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign GFI Benefit Plan and the liability of each insurer for any Foreign GFI Benefit Plan funded through insurance or the book reserve established for any Foreign GFI Benefit Plan, together with any accrued contributions, is not materially less than the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign GFI Benefit Plan and none of the Transactions shall cause such assets or insurance obligations to be materially less than such benefit obligations; and (iii) each Foreign GFI Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities (including tax authorities). Section 2.16(l) of the GFI Disclosure Letter separately identifies each Foreign GFI Benefit Plan that is a defined benefit pension plan.

Section 2.17 Employees; Labor Matters.

(a) Neither GFI nor any GFI Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council, nor to the Knowledge of GFI, has GFI or any GFI Subsidiary communicated or represented, whether to any employee or director of, or consultant to, GFI or any GFI Subsidiary or any labor union, labor organization or works council, that it will recognize any labor union, labor organization or works council.

(b) None of the employees or directors of, or consultants to, GFI or any GFI Subsidiary is represented by a labor union, other labor organization or works council and, (i) to the Knowledge of GFI, there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees or directors of, or consultants to, GFI or any GFI Subsidiary, and there are currently no activities related to the establishment of a works council representing employees or directors of, or consultants to, GFI or any GFI Subsidiary, (ii) no demand for recognition of any employees or directors of, or consultants to, GFI or any GFI Subsidiary has been made by or on behalf of any labor union or labor organization in the past two years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee or director of, or consultant to, GFI or any GFI Subsidiary or group of employees or directors of, or consultants to, GFI or any GFI Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years.

(c) There is no pending or, to the Knowledge of GFI, threatened (i) material strike, lockout, work stoppage, slowdown, picketing or labor dispute or other industrial action with respect to or involving any current or former employee or director of, or consultant to, GFI or any GFI Subsidiary, and there has been no such action or event in the past three years or (ii) material arbitration, or material grievance against GFI or any GFI Subsidiary involving current or former employees, directors, consultants or any of their representatives.

(d) GFI and the GFI Subsidiaries are in compliance in all material respects with all (i) Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, and plant closings and layoffs, including classification of employees, consultants and independent contractors and classification of employees and consultants for overtime eligibility, non-discrimination in employment, data protection, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of GFI or any of the GFI Subsidiaries under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or arrangement.

(e) To the Knowledge of GFI, no employee of GFI or any GFI Subsidiary is in violation of any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with GFI or any GFI Subsidiary that would result in any material liability or obligation against GFI or any GFI Subsidiary.

(f) Prior to the date of this Agreement, GFI and the GFI Subsidiaries, as applicable, have satisfied any material legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, works council or other organization representing employees or directors of, or consultants to, GFI or a GFI Subsidiary, in connection with the Transactions.

(g) Section 2.17(g) of the GFI Disclosure Letter contains a true and complete list as of the date hereof, which list shall be updated within a reasonable time prior to Offer Closing with any additions or deletions in accordance with Section 4.1, of the names and dates of commencement of employment or engagement of all employees and directors of, and consultants to, GFI who are either entitled to remuneration or fees in excess of $100,000 per annum or are employed or retained pursuant to an agreement or arrangement which cannot be terminated on less than three months’ notice, and the annual base salary rate, guaranteed or target bonus amount and commission rate payable to all such persons.

(h) As of the date of this Agreement, neither GFI nor any GFI Subsidiary has received any written notice of resignation from any employee or director of, or consultant to, GFI earning in excess of $100,000 per annum that has not expired. Section 2.17(h) of the GFI Disclosure Letter shall be updated prior to the Offer Closing Date to reflect any such notices received between the date of this Agreement and the Offer Closing Date.

(i) To the Knowledge of GFI, neither GFI nor any GFI Subsidiary is involved in negotiations (whether with employees, directors, consultants or any trade union or other representatives thereof) to vary materially the terms and conditions of employment or engagement of any of its employees, directors or consultants, nor, to the Knowledge of GFI, are there any outstanding agreements, promises or offers made by GFI or any GFI Subsidiary to any of its employees, directors or consultants or to any trade union or other representatives thereof concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants, and neither GFI nor any GFI Subsidiary is under any contractual or other obligation to change the terms of service of any employee, director or consultant.

(j) With respect to any employee or director of, or consultant to, GFI earning in excess of $100,000 per annum, neither GFI nor any GFI Subsidiary has given notice of any termination of employment in any other jurisdiction, nor started consultations with any employee, worker, director, consultant or representative thereof regarding transfer of employment within the 12 months preceding the date of this Agreement in relation thereto.

(k) There are no employees or directors of, or consultants to, GFI earning in excess of $100,000 per annum that provide services pursuant to a secondment, employee lease or employee lending arrangement, whether via another GFI Subsidiary or Affiliate or a third party.

Section 2.18 Intellectual Property.

(a) Section 2.18(a) of the GFI Disclosure Letter sets forth a complete and accurate list of all U.S. and foreign (i) Patents, (ii) registered and applied for Trademarks, (iii) registered Copyrights and (iv) material Software, in each of the foregoing, which are owned by GFI or a GFI Subsidiary (collectively, the “GFI Registered Intellectual Property”) as of the date hereof, which list shall be updated within a reasonable time prior to the Offer Closing Date with any additions or deletions in accordance with Section 4.1. Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

(b) Section 2.18(b) of the GFI Disclosure Letter sets forth a complete and accurate list of all material agreements to which GFI or any GFI Subsidiary is party or is otherwise bound: (i) granting or obtaining any right to use or practice any rights under any

Intellectual Property, (ii) restricting GFI or any GFI Subsidiary’s right to use or register any Intellectual Property, or (iii) to which GFI or a GFI Subsidiary is a party permitting or agreeing to permit any other Person to use, enforce or register any Intellectual Property, including license agreements, coexisting agreements and covenants not to sue, but excluding any IT vendor agreements that are not primarily licenses for Software or other Intellectual Property or any customer agreements, “shrink-wrap” or “click-wrap” agreements for off-the-shelf commercially available software (collectively, the “GFI License Agreements”).

(c) GFI or a GFI Subsidiary is the sole and exclusive owner of, free and clear of all Liens (except Permitted Liens), or has a valid right to use in its business as currently conducted or currently proposed by GFI to be conducted, all of the Intellectual Property that is material to their respective businesses. The material GFI Registered Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned. No current or former partner, director, officer or employee of GFI (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any material GFI Owned Intellectual Property.

(d) Within the past three years, there have been no filed, pending, or to the Knowledge of GFI, threatened (including in the form of offers or invitations to obtain a license) claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of GFI or a GFI Subsidiary infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or challenging GFI’s or a GFI Subsidiary’s ownership, use, validity, enforceability or registrability of any GFI Owned Intellectual Property.

(e) The conduct of the business of GFI and the GFI Subsidiaries by GFI as conducted in the past three years, as currently conducted or currently proposed by GFI to be conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), misappropriate, or otherwise violate, and has not infringed upon (directly or indirectly), misappropriated, or otherwise violated, any Intellectual Property rights of any other Person.

(f) To the Knowledge of GFI, no third party is misappropriating, infringing, diluting or violating any GFI Owned Intellectual Property, except to the extent such misappropriations, infringements, dilutions or violations do not constitute a Material Adverse Effect. No material claims, suits, arbitrations or other adversarial claims have been brought or, to the Knowledge of GFI, threatened against any third party by GFI or a GFI Subsidiary.

(g) GFI and each GFI Subsidiary have taken commercially reasonable measures to protect the confidentiality of material Trade Secrets owned or held by GFI and the GFI Subsidiaries, including requiring its employees and other parties having access thereto to execute written nondisclosure agreements, except as would not constitute a Material Adverse Effect. To the Knowledge of GFI, no third party to any material nondisclosure agreement with GFI or a GFI Subsidiary is in breach, violation or default thereof.

(h) To the Knowledge of GFI, each current and former consultant and individual that has delivered, developed, contributed to, modified or improved Intellectual

Property owned or purported to be owned by GFI or a GFI Subsidiary has executed an agreement assigning to GFI or such GFI Subsidiary all of such consultant’s and individual’s rights in such development, contribution, modification or improvement.

(i) To the Knowledge of GFI, set forth in Section 2.18(i) of the GFI Disclosure Letter is a complete and accurate list of (i) all material Open Source Software used by GFI or any GFI Subsidiary and (ii) what license agreement (including the version thereof) governs GFI’s or any GFI Subsidiaries’ use of such Open Source Software.

(j) Neither GFI nor any GFI Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (i) requires, or has, as a condition of its use or distribution, the disclosure, licensing, or distribution of any material Software source code owned by GFI or any GFI Subsidiary or (ii) otherwise imposes an obligation to distribute any material Software source code owned by GFI or any GFI Subsidiary on a royalty-free basis, except in each of clauses (i) and (ii) that would not constitute a Material Adverse Effect.

(k) GFI and each GFI Subsidiary have established and maintained a commercially reasonable privacy policy and have been in compliance in all material respects with (i) such policy, (ii) all written statements by GFI or a GFI Subsidiary provided to any customer, regulator or employee that addresses the privacy or security of Personal Information gathered, used, held for use or accessed in the course of the operations of its business and (iii) all applicable federal, state, local and foreign Laws and regulations relating to privacy, data protection, export and the collection and use of Personal Information gathered, used, held for use or accessed in the course of the operations of its business. No claims have been asserted or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary alleging a violation of any Person’s privacy or Personal Information or data rights and the consummation of the Transactions will not constitute a breach or otherwise cause any violation of any Law related to privacy, data protection, or the collection and use of Personal Information gathered, used, held for use or accessed on or on behalf of GFI or any GFI Subsidiary in the conduct of its business.

(l) GFI and each GFI Subsidiary have taken commercially reasonable measures to protect against unauthorized access to, or use, modification or misuse of, Personal Information and Trade Secrets collected and owned or held by GFI or any GFI Subsidiary, or any information technology systems used by or on behalf of GFI or any GFI Subsidiary. To the Knowledge of GFI, there has not been any unauthorized disclosure or use of, or access to, any such Personal Information, Trade Secret or information technology systems.

(m) The material Software authored by GFI or any GFI Subsidiary does not, and, to the Knowledge of GFI, any other material Software that is used in their respective businesses does not, contain any Contaminants, and GFI and the GFI Subsidiaries have taken reasonable efforts to protect the computer systems (including computer and telecommunications hardware, and Software) owned, leased or used by, or licensed to, any of GFI or any GFI Subsidiary from Contaminants.

Section 2.19 Contracts.

(a) Except for this Agreement, the CME Merger Agreement and any agreements contemplated by CME Merger Agreement or the transactions contemplated thereby and any contract set forth in Section 2.19(a) of the GFI Disclosure Letter, neither GFI nor any GFI Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under:

(i) any agreement relating to Indebtedness;

(ii) any contracts under which GFI or any of the GFI Subsidiaries has advanced or loaned any Person any amounts in excess of $500,000;

(iii) any material joint venture, partnership, limited liability company, shareholder, or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iv) any material agreement relating to any strategic alliance, joint development, joint marketing, partnership or similar arrangement;

(v) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or real property (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $2,000,000;

(vi) any material agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of GFI or any GFI Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by GFI or any GFI Subsidiary or (C) any current or former director or officer of GFI or any GFI Subsidiary related to voting Securities of GFI or any GFI Subsidiary;

(vii) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which GFI or any GFI Subsidiary may engage or the manner or locations in which any of them may so engage in any business or could require the disposition of any material assets or line of business of GFI or any GFI Subsidiary;

(viii) any agreement with a non-solicitation or “most-favored-nations” pricing provision that purports to limit or restrict in any material respect GFI or any GFI Subsidiary;

(ix) any agreement, other than such agreements entered into in the ordinary course of business, under which (A) any Person (other than GFI or a GFI Subsidiary) has directly or indirectly guaranteed or provided an indemnity in respect of any liabilities, obligations or commitments of GFI or any GFI Subsidiary or (B) GFI or any GFI Subsidiary has directly or indirectly guaranteed or provided an indemnity in respect of liabilities, obligations or commitments of any other Person (other than GFI or a GFI Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor or indemnity obligation is less than $1,000,000;

(x) any other agreement or amendment thereto that would be required to be filed as an exhibit to any GFI SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the GFI SEC Documents filed prior to the Date of Delivery;

(xi) any agreement under which GFI or any GFI Subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights);

(xii) any agreement that involves expenditures or receipts of GFI or any GFI Subsidiary in excess of $3,000,000 in the aggregate per year;

(xiii) any material agreement with any Governmental Entity;

(xiv) any material agreement between or among Affiliates of GFI;

(xv) any Lease for the GFI Leased Real Property, and any other agreement that relates in any way to the occupancy or use of any of the GFI Leased Real Property; or

(xvi) any agreement the termination or breach of which or the failure to obtain consent in respect of constitutes a Material Adverse Effect.

(b) The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 2.19(a) of the GFI Disclosure Letter together with the GFI License Agreements are referred to herein as the “GFI Contracts.” Except as would not have a material impact on the respective businesses of GFI and the GFI Subsidiaries, (i) neither GFI nor any GFI Subsidiary is and, to the Knowledge of GFI, no other party is, in breach or violation of, or in default under, any GFI Contract, (ii) each GFI Contract is a valid and binding agreement of GFI or a GFI Subsidiary, as the case may be, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, (iii) to the Knowledge of GFI, no event has occurred which would result in a breach or violation of, or a default under, any GFI Contract (in each case, with or without notice or lapse of time or both), and (iv) each GFI Contract (including all modifications and amendments thereto and waivers thereunder) is in full force and effect with respect to GFI or the GFI Subsidiaries, as applicable, and, to the Knowledge of GFI, with respect to the other parties thereto, and have been delivered or made available to Parent.

Section 2.20 Customers. Section 2.20 of the GFI Disclosure Letter sets forth the 20 largest customers for each of the Trayport Business, the FENICS Business and the IDB Business by revenues for each of (i) the year ended December 31, 2013 and (ii) the six months ended June 30, 2014. None of such customers has indicated in writing or orally to GFI or any GFI Subsidiary any intent to discontinue or alter in a manner materially adverse to any of the Trayport Business, the FENICS Business or the IDB Business, as applicable, the terms of such customer’s relationship or make any material claim that GFI or any GFI Subsidiary has breached its obligations to such customer (and neither GFI nor any GFI Subsidiary has knowledge of any such breach).

Section 2.21 Environmental Laws and Regulations. GFI and each GFI Subsidiary has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits. Except as do not constitute a Material Adverse Effect, (i) no notice of violation, notification of liability, demand, request for information, citation, summons or Order relating to or arising out of any Environmental Law has been received by GFI or any GFI Subsidiary, and (ii) no complaint has been filed, no penalty or fine has been assessed or, to the Knowledge of GFI, is threatened and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of GFI, threatened by any Person involving GFI or any GFI Subsidiary, relating to or arising out of any Environmental Law. No Release or threatened Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the Knowledge of GFI, formerly owned, leased, operated or used by GFI or any GFI Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of GFI or any GFI Subsidiary under any Environmental Law. There are no circumstances, actions, activities, conditions, events or incidents that could reasonably be expected to result in any material liability or obligation against GFI or any GFI Subsidiary relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by GFI or any GFI Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances at any location regardless of whether such location was or is owned or operated by GFI or any GFI Subsidiary. GFI has provided to Parent all environmental site assessments, audits, reports, investigations and studies in the possession, custody or control of GFI or any GFI Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by GFI or any GFI Subsidiary or otherwise relating to GFI’s or any GFI Subsidiary’s compliance with Environmental Laws.

Section 2.22 Insurance Coverage. All insurance policies of GFI and the GFI Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, except for such failures to be in full force and effect that would not constitute a Material Adverse Effect. Neither GFI nor any GFI Subsidiaries is in breach of or default under, and, to the Knowledge of GFI, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.

Section 2.23 Foreign Corrupt Practices Act and International Trade Sanctions. Neither GFI, nor any GFI Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses (a) used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law (including the United Kingdom Bribery Act 2010 or any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials), or (b) violated or operated in noncompliance, in any material respect, with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, including the regulations enacted by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit transactions involving parties located in countries subject to comprehensive economic sanctions by OFAC or parties identified on OFAC’s Specially Designated Nationals and Blocked Persons List.

Section 2.24 Opinion of Financial Advisors. The Special Committee has received the opinion of Greenhill & Co., LLC or such other financial advisor of international reputation (such financial advisor, the “Special Committee Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the Offer Price is fair, from a financial point of view, to the holders of GFI Common Stock.

Section 2.25 CME Merger Agreement. The Special Committee has determined that the terms of the Offer and this Agreement constitute a “Superior Proposal” (as defined in the CME Merger Agreement). The CME Merger Agreement was terminated in accordance with its terms other than a termination pursuant to Section 8.1(c)(i) thereof, and, at the time of such termination, CME did not have the right to terminate the CME Merger Agreement pursuant to Section 8.1(c)(i) of the CME Merger Agreement. Other than the payment of any CME Fee, if applicable, in accordance with the terms of the CME Merger Agreement, GFI and the GFI Subsidiaries have no further obligations or liability under the CME Merger Agreement that would be adverse in any material respect to GFI or the GFI Subsidiaries.

Section 2.26 Brokers. No Person other than the Persons listed on Section 2.26 of the GFI Disclosure Letter is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of GFI or any GFI Subsidiary. GFI has delivered or made available to Parent a true, correct and complete copy of the engagement letters with, and any other agreements providing for the payment of any fees to, the Persons listed on Section 2.26 of the GFI Disclosure Letter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the corresponding sections or subsections of a disclosure letter delivered to GFI by Parent prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure) or disclosed in the Parent SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the Date of Delivery, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, Parent and Purchaser jointly and severally represent and warrant to GFI as follows:

Section 3.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Purchaser has all requisite corporate or limited partnership, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of Parent and Purchaser is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Parent Material Adverse Effect.

Section 3.2 Capitalization of Purchaser. Purchaser is a Subsidiary of Parent.

Section 3.3 Authorization; Board Approval. Each of Parent and Purchaser has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited partnership, as applicable, actions and, no other corporate or limited partnership, as applicable, proceedings on the part of either Parent or Purchaser are necessary for Parent and Purchaser to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by GFI, is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.4 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the consummation by each of Parent and Purchaser of the Transactions will not: (i) conflict with any provisions of the Parent or Purchaser Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.4(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of Parent or any Parent Subsidiary or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of Parent’s businesses or ownership of its assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Parent Material Adverse Effect.

(b) No clearance, consent, approval, Order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by Parent or Purchaser in connection with the execution or delivery of this Agreement by each of Parent and Purchaser or the consummation by each of Parent and Purchaser of the Transactions, except for: (i) compliance by Parent or Purchaser with the Foreign Competition Laws as set forth in Section 3.4(b)(i) of the Parent Disclosure Letter; (ii) the Regulatory Approvals set forth in Section 3.4(b)(ii) of the Parent Disclosure Letter; (iii) the filings with the SEC of (A) Offer Documents pursuant to Regulation 14D under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (iv) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (v) any such clearance, consent, approval, Order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Parent Material Adverse Effect.

Section 3.5 SEC Reports; Parent Financial Statements.

(a) Parent has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2014 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the Date of Delivery, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the Date of Delivery, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the Date of Delivery, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

(b) The Parent Financial Statements, which have been derived from the accounting books and records of Parent and the Parent Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein.

The consolidated balance sheets (including the related notes) included in the Parent Financial Statements present fairly in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Parent Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of Parent and the Parent Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

Section 3.6 Information Supplied. Neither the Offer Documents nor any information furnished to GFI in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of GFI, or on the Expiration Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by GFI or any GFI Subsidiary for inclusion or incorporation by reference in the foregoing documents.

Section 3.7 Litigation. As of the Date of Delivery, there is no Proceeding pending, threatened in writing or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary, which would reasonably be expected to restrain, enjoin or delay the consummation of any of the Transactions, and no injunction of any type has been entered or issued.

Section 3.8 Available Funds. Purchaser will have available to it, at the Offer Closing Date, funds sufficient to enable Purchaser to perform its obligations hereunder, including delivering the Offer Price, as and when contemplated by this Agreement.

Section 3.9 Brokers. No Person other than Cantor Fitzgerald & Co. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 3.10 Certain Arrangements. There are no undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or any of its Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding Shares (other than any member of GFI’s management or the GFI Board pursuant to Section 1.4(a)) on the other hand, relating in any way to GFI, the Transactions or to the operations of GFI after the Offer Closing Date.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of GFI. From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Offer Closing, unless Parent shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 4.1 of the GFI Disclosure Letter or otherwise expressly provided for in this Agreement or as may be required by applicable Law, GFI shall, and shall cause each of the GFI Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve substantially intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, business associates and others having material business dealings with it and (iii) use commercially reasonable efforts to keep available the services of its current officers and key employees and to maintain its current rights and franchises; provided, however, that no action by GFI or the GFI Subsidiaries with respect to matters specifically addressed by any provision of this Section 4.1 shall be deemed a breach of clauses (i), (ii) or (iii) above unless such action would constitute a breach of such specific provision. In addition to and without limiting the generality of the foregoing, except (a) as expressly set forth in Section 4.1 of the GFI Disclosure Letter, (b) as expressly provided for in this Agreement or (c) as required by applicable Law, from the date hereof until the Offer Closing, without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), GFI shall not, and shall not permit any GFI Subsidiary to, directly or indirectly:

(a) amend or modify any of the Constituent Documents of GFI, or materially amend or modify any of the Constituent Documents of any other GFI Subsidiary;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly owned GFI Subsidiaries to GFI or a wholly owned GFI Subsidiary, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, any of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of GFI or any GFI Subsidiary;

(c) issue, allot, sell, grant, pledge or otherwise encumber any Securities or Equity Rights, other than issuances of GFI Common Stock in connection with GFI RSUs or GFI Stock Options issued prior to the Date of Delivery pursuant to the GFI Stock Plans in accordance with their terms as in effect on the Date of Delivery (other than outstanding Independent Director RSUs, the vesting of which shall be accelerated prior to the Offer Closing);

(d) merge or consolidate with any Person, participate in or undertake a scheme of arrangement under the United Kingdom Companies Act 2006 or acquire the Securities or any material amount of assets of any other Person;

(e) other than in the ordinary course of business consistent with past practice, sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned or held by GFI or any GFI Subsidiary (including Securities of a GFI Subsidiary) except (i) pursuant to the terms of a GFI Contract as of the Date of Delivery or (ii) in an amount not in excess of $1,000,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by GFI or any wholly owned GFI Subsidiary to or in GFI or any wholly owned GFI Subsidiary, (B) pursuant to any contract or other legal obligation existing at the Date of Delivery set forth in Section 4.1(f) of the GFI Disclosure Letter or (C) to employees of GFI or any GFI Subsidiary in the ordinary course of business and consistent with past practice, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, indemnities, loans or advances not in existence as of the Date of Delivery, except (A) Indebtedness incurred in the ordinary course of business consistent with past practice (including any Indebtedness incurred under the Credit Agreement) not to exceed $5,000,000 in the aggregate; provided, however, that GFI may incur Indebtedness under the Credit Agreement for purposes of paying the termination fee or expense reimbursement due to CME pursuant to the terms of the CME Merger Agreement (collectively, the “CME Fee”) in connection with the termination of the CME Merger Agreement in accordance with its terms and all other costs, fees and expenses contemplated by the BGC Advance; provided, further that in no event shall there be more than $61,000,000 (including any amounts drawn thereon in accordance with the previous proviso) in aggregate principal amount of indebtedness outstanding under the Credit Agreement at any time following the Date of Delivery and on or prior to the Offer Closing Date; or (B) guarantees by GFI of Indebtedness of wholly owned GFI Subsidiaries or guarantees by GFI Subsidiaries of Indebtedness of GFI or (iii) other than as set forth in GFI’s capital budget, a copy of which was delivered to Parent on or prior to the date hereof, or an amount not to exceed $1,000,000 made in the ordinary course consistent with past practice, make or commit to make any capital expenditure;

(g) (i) materially amend or otherwise materially modify benefits under any GFI Benefit Plan, (ii) accelerate the payment or vesting of benefits or amounts payable or to become payable under any GFI Benefit Plan as currently in effect on the Date of Delivery (other than outstanding Independent Director RSUs, the vesting of which shall be accelerated prior to the Offer Closing), (iii) fail to make any required contribution to any GFI Benefit Plan, (iv) merge or transfer any GFI Benefit Plan or the assets or liabilities of any GFI Benefit Plan, (v) change the sponsor of any GFI Benefit Plan or (vi) terminate or establish any GFI Benefit Plan, except in each case, with respect to agreements for new hires in the ordinary course of business consistent with past practices and this Section 4.1;

(h) with respect to any director, officer, employee, worker or consultant of GFI whose aggregate annual cash compensation exceeds $200,000, (i) enter into any employment agreement that has a term of more than one year (or materially amend any employment agreement) or (ii) extend the term of any employment agreement by more than one year;

(i) increase by more than 4% the annual compensation of any director, officer, employee, worker or consultant of GFI;

(j) hire more than seven individuals in any capacity, none of which will be entitled to aggregate annual cash compensation in excess of $200,000, other than individuals hired to replace employees who have been terminated or who have otherwise left the employment of GFI so long as such individuals are hired on substantially the same terms as the individuals they are replacing;

(k) enter into or amend or modify any severance, retention or change of control plan, program or arrangement with respect to any employee of GFI or its Subsidiaries;

(l) terminate the employment or contractual relationship of any officer, director, consultant or employee of GFI, other than terminations of employees or consultants in the ordinary course of business consistent with past practice and existing policies and/or terminations for cause;

(m) enter into or amend a collective bargaining agreement, other labor agreement or work rules with a labor union, labor organization or works council with respect to employees, workers, consultants, officers or directors of GFI or any GFI Subsidiary;

(n) (i) settle or compromise any Proceeding for an amount in excess of $1,000,000 or (ii) enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding;

(o) (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to material Taxes, other than any request for a determination concerning qualified status of any GFI Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes or (v) materially change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ended December 31, 2013;

(p) (i) modify or amend on terms materially adverse to GFI, transfer, novate, assign or terminate or waive any material right under any GFI Contract, (ii) enter into any successor agreement to an expiring GFI Contract that changes the terms of the expiring GFI Contract in a way that is materially adverse to GFI, (iii) enter into any new agreement that would have been considered a GFI Contract if it were entered into at or prior to the date hereof; or (iv) modify or amend in any respect or transfer, novate, assign or terminate that certain BTS Software as a Service Agreement, dated July 24, 2014, between Trayport Limited and GFI Holdings Limited;

(q) enter into, renew, extend or amend any agreements or arrangements that limit or restrict GFI or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(r) change any method of accounting or accounting principles or practices of GFI or any GFI Subsidiary, except for any such change required by GAAP or by a Governmental Entity;

(s) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering GFI or any GFI Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice;

(t) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization, scheme of arrangement under the United Kingdom Companies Act 2006, or other reorganization of GFI or any of the GFI Subsidiaries;

(u) transfer, abandon, allow to lapse, or otherwise dispose of any rights to, or obtain or grant any right to any material GFI Owned Intellectual Property or disclose any material Trade Secrets of GFI to any Person other than Parent or its Representatives, in each case other than in the ordinary course of business consistent with past practice; or

(v) agree or commit to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of GFI or any of the GFI Subsidiaries prior to the Offer Closing Date. Prior to the Offer Closing Date, GFI and the GFI Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 GFI Recommendation. The Board of Directors of GFI (upon the recommendation of the Special Committee) shall, subject to Section 5.4(c), recommend in the Schedule 14D-9 that GFI’s stockholders accept the Offer and tender their Shares pursuant to the Offer to the effect as set forth in Section 2.4(b) (the “GFI Recommendation”), and neither the Board of Directors of GFI nor any committee thereof (including the Special Committee), shall (i) withdraw, modify or qualify in a manner adverse to Parent or the Purchaser, or propose publicly to withdraw, modify or qualify in a manner adverse to Parent or the Purchaser, the GFI Recommendation, (ii) take any public action or make any public statement in connection with the Offer inconsistent with such GFI Recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal (any of the actions described in clauses (i), (ii) or (iii) above, a “Change in Recommendation”) (it being understood that a “stop, look and listen” communication by the Board of Directors of GFI to the holders of GFI Common Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change in Recommendation); provided that the Board of Directors of GFI (upon the recommendation of the Special Committee) may make a Change in Recommendation pursuant to Section 5.4(c) (Alternative Proposals).

Section 5.2 Access to Information; Confidentiality; Non-Solicitation.

(a) Upon reasonable prior notice, GFI shall, and shall cause the GFI Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent and Purchaser reasonable access during normal business hours and without undue disruption of normal business activity during the period from the date of this Agreement until the earlier of the Offer Closing Date and the termination of this Agreement to all of GFI’s and its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent and Purchaser (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity or Self-Regulatory Organization (ii) as promptly as practicable following each month-end between the date of this Agreement and the Offer Closing Date, a copy of GFI’s management report (which shall include its consolidated financial statements, including its statement of cash flows, for such quarter), (iii) as promptly as practicable following each quarter-end between the date of this Agreement and the Offer Closing Date, a copy of GFI’s management report (which shall include its consolidated financial statements, including its statement of cash flows, for such quarter) and (iv) all other information with respect to GFI as Parent or Purchaser may reasonably request; provided that GFI and the GFI Subsidiaries shall not be obligated to provide access to (A) any competitively sensitive information, (B) any information that would reasonably be expected to result in the loss of attorney-client privilege, (C) any information that would result in a breach of an agreement to which GFI or any of the GFI Subsidiaries is a party, (D) any information that, in the reasonable judgment of GFI, would violate any applicable Law or (E) any information that is reasonably pertinent to any litigation in which GFI or any GFI Subsidiary, on the one hand, and Parent or Purchaser or any of their respective Affiliates, on the other hand, are adverse parties; provided, however, that in the case of clauses (A), (B) or (C) above, GFI shall attempt in good faith to make reasonable substitute arrangements as may be reasonably necessary to produce the relevant information in a manner that would not reasonably be expected to harm GFI’s competitive positions, to jeopardize the attorney-client privilege or to result in such breach, as applicable. Without limiting the foregoing, promptly following the date of this Agreement, the Company shall provide Parent with information reasonably necessary for Parent to determine whether any Foreign Competition Laws should be set forth in Section 3.4(b)(i) of the Parent Disclosure Letter in order to make Section 3.4(b)(i) accurate. It is agreed that, following receipt of such information, Parent shall have the right to update the Section 3.4(b)(i) of Parent Disclosure Letter to include any such Foreign Competition Laws, if any, but such update shall only update and modify the definition of the Regulatory Condition if the failure to obtain any required approvals or complete any waiting periods under any material Foreign Competition Laws prior to the Offer Closing shall be a violation of such material Foreign Competition Law.

(b) From the date of this Agreement until the earlier to occur of (i) the one-year anniversary of the Offer Closing Date or (ii) the two-year anniversary of the termination or withdrawal of the Offer or the termination of this Agreement pursuant to Article VII, Parent shall, and shall cause its Subsidiaries to maintain all information furnished pursuant to Section 5.2(a) and all other confidential information furnished by GFI, its Subsidiaries and its or their respective Representatives whether before or after the date of this Agreement, orally or in writing, (including, without limitation, the information contained in the GFI Disclosure Letter and summaries, extracts or other documents or records prepared by Parent, Purchaser or its respective Representatives) (“Confidential Information”) in confidence and shall not disclose or use for any purpose other than for the purpose of evaluating, negotiating and consummating the Transactions or other acquisitions of securities of GFI any Confidential Information other than (A) as required by Law, (B) to Parent’s or the Parent Subsidiaries’ Representatives, who reasonably need to know such Confidential Information, are made aware of the confidential nature of such information and who are under a similar obligation of confidentiality, or (C) for such purposes as permitted under this Agreement; provided, however, that Confidential Information shall not include information that (1) is or comes to be in the public domain or generally available to the public, other than as a result of a disclosure by Parent, the Parent Subsidiaries or their respective Representatives in violation of this Agreement or by a party known by Parent or Purchaser to be bound by confidentiality, (2) is already in the possession of Parent, the Parent Subsidiaries or their respective Representatives, (3) is or becomes available to Parent, the Parent Subsidiaries or their respective Representatives from a source (other than GFI or its Representatives), which source is not known by the recipient after reasonable inquiry to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such information or (4) independently developed or generated without reference to the Confidential Information. No investigation pursuant to this Section 5.2 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein. Parent and Purchaser shall protect such Confidential Information by using the same degree of care to protect its respective Confidential Information of similar value and sensitivity, but not less than reasonable care. Parent and Purchaser shall inform their respective Representatives who receive Confidential Information of the existence and terms of this Section 5.2(b) and ensure that they abide by the terms hereof. Parent and Purchaser shall be responsible for any breach of this Section 5.2(b) by its Representatives. If Parent, Purchaser or any of its respective Representatives are required (by Law, regulation, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Parent and Purchaser shall, to the extent legally permissible, provide GFI with prompt written notice of such requirement, shall furnish only that portion of the Confidential Information which Parent and Purchaser are advised by opinion of outside counsel is legally required and only in the manner legally required, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. All Confidential Information shall remain the exclusive property of GFI. Upon the written request of GFI following the termination of this Agreement, Parent and Purchaser shall, at its option, either promptly return to GFI or promptly destroy all copies of the Confidential Information furnished to Parent and Purchaser by or on behalf of GFI that are in Parent’s or Purchaser’s possession or in the possession of its respective Representatives. All other written Confidential Information will be destroyed by Parent and Purchaser and all oral Confidential Information will be held subject to the terms of this Section 5.2(b). Parent and Purchaser agree to confirm in writing, if so requested by GFI, its respective compliance with the provisions of this Section 5.2(b) once Parent and Purchaser have been requested to return or destroy all required Confidential Information; provided that Parent, Purchaser and their outside counsel and financial advisors may retain copies of such information as necessary to comply with applicable Law or established document retention policies or to the extent required to defend or maintain any litigation relating to the Transactions, the Offer or the transactions contemplated by the CME Merger Agreement. Notwithstanding any such return or destruction of the Confidential Information, Parent, Purchaser and their respective Representatives will continue to be bound by the obligations of confidentiality hereunder until the expiration of the period set forth in Section 5.2(b)(i) or (ii), as applicable. Parent and Purchaser understand and acknowledge that, except as otherwise set forth in this Agreement, none of GFI or any of its respective Affiliates or Subsidiaries is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and each of GFI and its Subsidiaries and Affiliates and their respective Representatives expressly disclaims any and all liability to Parent, Purchaser or any other person that may be based upon or relate to (x) the use of the Confidential Information by Parent, Purchaser or any of their respective Representatives or (b) any errors therein or omissions therefrom.

(c) (i) During the Designated Period, neither Parent nor any of its Affiliates, shall (A) employ, (B) hire or (C) otherwise engage any person employed by GFI (or any of its Subsidiaries), in each case, obtaining the prior written approval of GFI and (ii) during the period commencing twelve (12) hours following the time this Agreement is countersigned by GFI and becomes effective until the earliest to occur of (w) the termination of this Agreement in accordance with its terms, (x) the time that the Board of Directors of GFI or the Special Committee effects a Change in Recommendation and (y) the Offer Closing or (z) the occurrence of the Expiration Date where the Offer Conditions shall not have been satisfied, the persons listed on Section 5.2(c) of the Parent Disclosure Letter shall not, and shall provide instructions to each of their direct reports not to, recruit or solicit for employment at Parent or Purchaser, or offer to hire at Parent or Purchaser any person employed by GFI (or any of its Subsidiaries); provided, however, that the foregoing provisions of this Section 5.2(c) shall not apply to any such employee that was terminated by GFI (or such Subsidiary) more than six (6) months prior to any such otherwise restricted activity, except that this exception shall not apply if Parent or any of its Affiliates shall have solicited or induced such employee to be terminated by GFI (or such subsidiary). Notwithstanding the prior sentence, the foregoing provisions of this Section 5.2(c) shall not apply to (I) generalized searches for employees or officers by use of advertisements in the media which are not targeted at employees or officers of GFI or (II) any communications to employees regarding the transfer of their employment to Parent or Purchaser following the Offer Closing Date. The term “Designated Period” shall mean (A) if the Transactions are consummated, from the date of this Agreement until the Offer Closing Date; and (B) if the Offer is terminated or withdrawn or this Agreement is terminated pursuant to Article VII hereof, from the date of this Agreement until the twelve (12) month anniversary following such termination or withdrawal; provided, however, that the Designated Period shall end earlier (1) with respect to all GFI employees, upon the closing of any transaction involving GFI whereby at least a majority of all then outstanding Shares on a fully diluted basis is purchased or acquired by a party other than BGC or its Affiliates, (2) with respect to any employees of the IDB Business, upon the closing of any transaction involving the sale of a majority of the assets of the IDB Business to a party other than BGC or its Affiliates, (3) with respect to any employees of the Trayport Business, upon the closing of any transaction involving the sale of a majority of the assets of the Trayport Business to a party other than BGC or its

Affiliates and (4) with respect to any employees of the FENICS Business, upon the closing of any transaction involving the sale of a majority of the assets of the FENICS Business to a party other than BGC or its Affiliates.

Section 5.3 Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of Parent and GFI will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary and appropriate to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of Parent and GFI shall (i) make or cause to be made the filings required of such party under the Foreign Competition Laws (including those set forth in Section 3.4(b)(i) of the Parent Disclosure Letter) with respect to the Transactions as promptly as practicable after the date of this Agreement; (ii) take all actions to obtain and make the Regulatory Approvals set forth in Section 3.4(b)(ii) of the Parent Disclosure Letter as promptly as practicable after the date of this Agreement; (iii) comply at the earliest practicable date with any request under any Governmental Entity (including under any Foreign Competition Laws) in respect of such filings or such Transaction; and (iv) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such Transaction. To the extent not prohibited by applicable Law, the Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each Party shall give each other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such Transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or conversation and, unless prohibited by such any Governmental Entity, the opportunity to attend or participate. The Parties contemplate that as a general matter both Parent and GFI shall be represented at in-person meetings with any Governmental Entity. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws or other Antitrust Laws.

(b) Without limiting the general obligations of Parent and GFI under Section 5.3(a) (Consents and Approvals), each of Parent and GFI shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws. In connection therewith and subject to Section 5.3(a) (Consents and Approvals), if any Proceeding is instituted (or threatened to be instituted)

challenging any of the Transactions as inconsistent with or violative of any Antitrust Law, each of Parent and GFI shall cooperate and use its reasonable best efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such Proceeding and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Transactions, unless Parent reasonably and in good faith determines that litigation is not in its best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3(b) shall limit the right of a Party to terminate this Agreement pursuant to Section 7.1 (Termination), so long as such Party has until that time complied in all material respects with its obligations under this Section 5.3. Each of Parent and GFI shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or to obtain the necessary approvals under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Parent or any Parent Subsidiary to agree to or take any action that would result in any Burdensome Condition. None of GFI or any GFI Subsidiary shall agree to or take any action that would result in any Burdensome Condition without the prior written consent of Parent. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, GFI or any of their respective Subsidiaries or the holding separate (through the establishment of a trust or otherwise) of the Securities of any Parent Subsidiary or GFI Subsidiary or (ii) imposing or seeking to impose any limitation on the ability of Parent, GFI or any of their respective Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of GFI, the GFI Subsidiaries, Parent or the Parent Subsidiaries, in each case other than (x) with respect to Antitrust Laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of Parent and the Parent Subsidiaries from or relating to the Transactions, or (y) with respect to Regulatory Approvals, any immaterial administrative or ministerial obligations of Parent or any Parent Subsidiary.

Section 5.4 Alternative Proposals.

(a) Prior to the Offer Closing Date, GFI and the Board of Directors of GFI (upon the recommendation of the Special Committee) may (directly or through their Representatives), in response to a bona fide written Takeover Proposal, subject to compliance with Section 5.4(c) (Change in Recommendation):

(i) furnish information with respect to GFI and the GFI Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a customary confidentiality agreement; provided, further, that a copy of all such information provided to such Person has previously been provided to Parent or its Representatives or is provided to Parent substantially concurrently with the time it is provided to such Person; and

(ii) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal.

(b) As promptly as reasonably practicable after the receipt, directly or indirectly, by GFI of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, GFI shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including a copy of any such written Takeover Proposal and any amendments or modifications thereto). Commencing upon the provision of any notice referred to above and continuing until such Takeover Proposal is withdrawn or the Board of Directors of GFI (upon the recommendation of the Special Committee) has provided written notice to Parent that it is prepared to effect a Change in Recommendation pursuant to Section 5.4(c) (Change in Recommendation), (A) GFI (or its outside legal counsel) shall, in person or by telephone, keep Parent (or its outside legal counsel) reasonably informed of, and shall provide to Parent or Purchaser upon request, the status of such Takeover Proposal and any material developments related thereto, including material amendments or proposed amendments as to price and other material terms of such Takeover Proposal and (B) GFI shall, promptly upon receipt or delivery, and in any case within 24 hours after the receipt thereof, provide Parent (or its outside legal counsel) with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to such Takeover Proposal exchanged between GFI or any of its Representatives, on the one hand, and the person making such Takeover Proposal or any of its Representatives, on the other hand.

(c) Neither the Board of Directors of GFI nor any committee thereof (including the Special Committee) shall, directly or indirectly, effect a Change in Recommendation. Notwithstanding the foregoing, at any time prior to Expiration Date, the Board of Directors of GFI (upon the recommendation of the Special Committee) may, in response to a Superior Proposal or an Intervening Event, effect a Change in Recommendation; provided that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of GFI under applicable Law; provided, further, that the Board of Directors of GFI may not effect such a Change in Recommendation unless (i) the Board of Directors of GFI (upon the recommendation of the Special Committee) shall have first provided prior written notice to Parent that it is prepared to effect a Change in Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information specifying such Intervening Event in reasonable detail and any other information related thereto reasonably requested by Parent, it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed a Change in Recommendation, and (ii) Parent does not make, within four Business Days after receipt of such notice a proposal that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would cause the proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or obviates the need for a Change in Recommendation as a result of the Intervening Event, as the case may be. GFI agrees that, during the four Business Day period prior to its effecting a Change in Recommendation, GFI and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives (so long as Parent and its Representatives are negotiating in good faith) regarding any revisions to the terms of the Transactions proposed by Parent intended to cause such Takeover Proposal to no longer constitute a Superior Proposal or to obviate the need for a Change in Recommendation as a result of an Intervening Event. Any material amendment to the terms of such Superior Proposal or material change to the facts and circumstances that are the basis for such Intervening Event occurring or arising prior to the making of a Change in Recommendation shall require GFI to provide to Parent a new notice and a new negotiation period of two Business Days (instead of four Business Days).

(d) Nothing contained in this Section 5.4 shall prohibit GFI or the Board of Directors of GFI (upon the recommendation of the Special Committee) from taking and disclosing any position contemplated by Rule 14e-2 promulgated under the Exchange Act or making any statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act in respect of any Takeover Proposal, providing any information to stockholders of GFI required by Section 220 of the DGCL or making any disclosure to the stockholders of GFI if the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of GFI under applicable Law; provided, however, that neither the Board of Directors of GFI nor any committee thereof (including the Special Committee) shall, except as expressly permitted by Section 5.4(c) (Change in Recommendation), effect a Change in Recommendation.

(e) For purposes of this Agreement:

“Intervening Event” means a material development or change in circumstances occurring or arising after the date hereof, which was not known or reasonably foreseeable to the Special Committee as of or prior to the date hereof (which change or development does not relate to a Takeover Proposal), and which becomes known to the Special Committee prior to the Expiration Date.

“Superior Proposal” means any bona fide unsolicited written Takeover Proposal made by any party (other than Parent or any Parent Subsidiary) that did not result from a breach of this Section 5.4, and that, if consummated, would result in such third party (or in the case of a direct merger between such third party and GFI, the stockholders of such third party) acquiring, directly or indirectly, 50% or more of the voting power of GFI’s Securities or all or substantially all the assets of GFI and its Subsidiaries, taken as a whole, and that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) to be, if consummated, more favorable to holders of GFI Common Stock than the Offer (taking into account any changes to the terms of this Agreement as may be proposed by Parent in response to such Superior Proposal pursuant to Section 5.4(c)) from a financial point of view, taking into account those factors as the Board of Directors of GFI (upon the recommendation of the Special Committee) deems to be appropriate, including the likelihood of consummation.

“Takeover Proposal” means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries, (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of GFI and its Subsidiaries, taken as a whole, and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI’s Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term “Takeover Proposal” shall not include the Transactions.

Section 5.5 Employee Matters.

(a) For the one year period following the Offer Closing Date, Parent and its Subsidiaries shall, in their capacities as a stockholder of GFI, use commercially reasonably efforts to take all actions reasonably necessary to cause GFI to provide, each employee of GFI or any GFI Subsidiary immediately prior to the Offer Closing (each, a “Continuing Employee”) with (i) base salary at least equal to the base salary provided to such Continuing Employee immediately prior to the Offer Closing Date and (ii) benefits (other than equity compensation benefits) that, taken as a whole, are comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Offer Closing Date; provided, however, that nothing in this Section 5.5(a) shall require Parent or any its Subsidiaries to cause any member of the Board of Directors to take any action that could be inconsistent with such member’s fiduciary duties.

(b) Except to the extent necessary to avoid the duplication of benefits, Parent and its Subsidiaries shall, in their capacities as a stockholder of GFI, use commercially reasonably efforts to take actions reasonably necessary to cause GFI to recognize the service of each Continuing Employee with GFI or its Affiliates before the Offer Closing (A) for all purposes under the GFI Benefit Plans maintained after the Offer Closing to the same extent GFI or its Affiliates recognized such service prior to the Offer Closing, (B) for purposes of eligibility and vesting under any employee benefit plans and programs of GFI or its ERISA Affiliates other than the GFI Benefit Plans (the “Surviving Company Plans”) in which the applicable Continuing Employee participates after the Offer Closing, and (C) for benefit accrual purposes under any Surviving Company Plan that is a vacation or severance plan in which such Continuing

Employee participates after the Offer Closing; provided, however, that nothing in this Section 5.5(b) shall require Parent or any of its Subsidiaries to cause any member of the Board of Directors to take any action that could be inconsistent with such member’s fiduciary duties.

(c) With respect to any welfare plan maintained by GFI or its Affiliates in which any Continuing Employees are eligible to participate after the Offer Closing, Parent and its Subsidiaries shall, in their capacities as a stockholder of GFI, use commercially reasonably efforts to take actions reasonably necessary to cause GFI to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by GFI or its Affiliates prior to the Offer Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Offer Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan; provided, however, that nothing in this Section 5.5(c) shall require Parent or any of its Subsidiaries to cause any member of the Board of Directors to take any action that could be inconsistent with such member’s fiduciary duties.

(d) Nothing in this Agreement, express or implied, shall be treated as an amendment of, or undertaking to amend, any employee benefit plan. Nothing in this Section 5.5, express or implied, shall confer upon any current or former employee, worker, consultant or director of GFI or a GFI Subsidiary, or legal representative or beneficiary thereof or other person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever or a right of any employee, worker, consultant or director or beneficiary of such person under an employee benefit plan that such employee or beneficiary or other person would not otherwise have under the terms of that employee benefit plan without regard to this Agreement.

Section 5.6 Fees and Expenses. Subject to Section 7.3, whether or not the Offer Closing Date occurs, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except with respect to Expenses of printing and mailing the Tender Offer Documents and the Schedule 14D-9, all filing and other fees paid to the SEC in connection with the Transactions and all fees associated with the Foreign Competition Laws, which shall be borne equally by Parent and GFI. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing, as the case may be, of the Tender Offer Documents, the Schedule 14D-9 and any amendments or supplements thereto and all other matters related to the Offer.

Section 5.7 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Offer Closing, Parent and its Subsidiaries shall, in their capacities as a stockholder of GFI, use commercially reasonably efforts to take actions reasonably necessary to cause GFI to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of GFI and anyone who becomes a director or officer of GFI during the period from the date of this Agreement through the Offer Closing Date (in all of their capacities) (the “Indemnified Persons”) for all acts and omissions occurring at or prior to the Offer Closing to the same extent such persons are indemnified or have the right to advancement of expenses as of the Date of Delivery by GFI pursuant to GFI’s Constituent Documents and indemnification agreements, if any, in existence on the Date of Delivery with any Indemnified Persons. Parent and its Subsidiaries shall not, in their capacities as a stockholder of GFI, permit GFI or any of its Affiliates, to amend, repeal or otherwise modify the Constituent Documents of GFI in any manner that would adversely affect the rights thereunder of any Indemnified Persons; provided, however, that nothing in this Section 5.7(a) shall require Parent or any of its Subsidiaries to cause any member of the Board of Directors to take any action that could be inconsistent with such member’s fiduciary duties.

(b) Prior to the Offer Closing Date, GFI shall, or if GFI is unable to, Parent and its Subsidiaries shall, in their capacities as a stockholder of GFI use commercially reasonably efforts to, take actions reasonably necessary to cause GFI as of or following the Offer Closing to, purchase a six year prepaid “tail” policy on the current policies of directors’ and officers’, employed lawyers’ liability insurance and fiduciary liability insurance maintained by GFI with respect to claims arising from facts or events that occurred on or before the Offer Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) (“D & O Insurance”); provided that GFI shall not pay, and Parent shall not be required to pay, for such “tail” policy more than 300% of the current annual premium paid by GFI for such D & O Insurance. If such D & O Insurance has been obtained by GFI prior to the Offer Closing, Parent and its Subsidiaries shall, in their capacities as a stockholder of GFI use commercially reasonably efforts to, take actions reasonable necessary to cause such D & O Insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by GFI. If GFI shall for any reason fail to obtain such “tail” policy, GFI or Parent and its Subsidiaries shall maintain for a period of six years after the Offer Closing such D & O Insurance (provided that GFI or Parent and its Subsidiaries may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured); provided that in no event shall GFI or Parent and its Subsidiaries be required to pay in any one year more than 300% of the current annual premium paid by GFI for such D & O Insurance; provided, further, that if the annual premiums of such D & O Insurance exceed such amount, GFI or Parent and its Subsidiaries shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, it is agreed that nothing in this Section 5.7(b) shall require Parent or any of its Subsidiaries to cause any member of the Board of Directors to take any action that could be inconsistent with such member’s fiduciary duties

(c) If GFI, Parent and its Subsidiaries or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of GFI or Parent and its Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 5.7.

(d) The obligations of GFI, Parent and its Subsidiaries and any successors thereto under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.7 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7)

Section 5.8 Public Announcements. Parent and GFI shall develop a joint communications plan and each Party shall (a) ensure that all of its press releases and other public statements or communications with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. In addition to the foregoing, except to the extent disclosed in or consistent with the Tender Offer Documents, neither Parent, GFI nor any of their respective Affiliates shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) nothing in this Section 5.8 shall limit GFI’s or the Board of Directors of GFI’s rights under Section 5.4, (b) GFI will no longer be required to consult with Parent in connection with any such press release or public statement if the Board of Directors of GFI (upon the recommendation of the Special Committee) has effected any Change in Recommendation in compliance with Section 5.4(c) or shall have resolved to do so and (c) the requirements of this Section 5.8 shall not apply to any disclosure by GFI or Parent of any information concerning this Agreement or the Transactions in connection with any dispute between the Parties regarding this Agreement or the Transactions.

Section 5.9 Notice of Certain Events. Each of Parent and GFI shall promptly notify the other after receiving or becoming aware of (a) any written notice from any counterparty to a GFI Contract alleging that the consent of that Person is or may be required in connection with the Transactions, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Offer set forth in Exhibit A to be satisfied, or (c) any Proceeding commenced or, to the Knowledge of Parent or Knowledge of GFI, as applicable, threatened against, relating to or otherwise involving Parent or any of the Parent Subsidiaries or GFI or any of the GFI Subsidiaries, as the case may be, that relates to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 5.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the Transaction, the Parties shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.

Section 5.11 Stockholder Litigation. GFI shall promptly advise Parent orally and in writing of any litigation brought by any stockholder of GFI against GFI and/or its directors relating to this Agreement and/or the Transaction, and shall keep Parent reasonably informed regarding any such litigation. GFI shall give Parent the opportunity to consult with GFI, and shall take into account and implement Parent’s reasonable views, regarding the defense or settlement of any such litigation and shall not settle any such litigation without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed).

Section 5.12 Tax Matters. GFI and each GFI Subsidiary will duly and timely file with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes in any jurisdiction for which GFI is required by a Governmental Entity to file such Tax Returns, including, but not limited to those Tax Returns required to be filed in respect of all material Taxes not yet due and payable with respect to the results of operations of GFI and each GFI Subsidiary, whether or not such Taxes are asserted by the relevant Governmental Entity or Taxing Authority, and such Tax Returns will be true, correct and complete in all material respects.

Section 5.13 Rule 14d-10. Prior to the expiration of the Offer, GFI (acting through GFI Board or its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by GFI, Parent or any of their respective Affiliates with current or future directors, officers or employees of GFI or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 5.14 BGC Advance. At the Offer Closing, and only if the Board Condition shall have been satisfied, Parent or a Subsidiary of Parent shall, on the terms of the promissory note attached as Exhibit B hereto, advance funds to GFI sufficient to repay, without duplication, (a) any CME Fee incurred and owed to CME under the terms of the CME Merger Agreement, (b) all costs, fees and expenses of up to $25,000,000 in the aggregate incurred by GFI in connection with the negotiation and preparation of this Agreement, the consummation of the Transactions and the negotiation and preparation of the CME Merger Agreement and the transactions contemplated thereby, including all legal, accounting, brokerage and other fees and expenses, and (c) all amounts outstanding under the Credit Agreement as of the Offer Closing Date (provided that such amount outstanding under the Credit Agreement shall not exceed $15,000,000 in the aggregate, unless GFI shall have drawn amounts under the Credit Agreement to pay the CME Fee and the costs, fees and expenses described in clauses (a) and (b) above, in which case such amount outstanding under the Credit Agreement shall not exceed $61,000,000 in the aggregate and Parent and its Subsidiaries shall not be obligated to advance any funds pursuant to clauses (a) and (b) above) (the advancement of any such fund pursuant to this Section 5.14, the “BGC Advance”).

Section 5.15 GFI Disclosure Letter. Immediately following the execution and delivery of this Agreement by GFI, GFI shall deliver the balance of any previously undelivered portions of the GFI Disclosure Letter.

ARTICLE VI

FINANCIAL INFORMATION COOPERATION

Section 6.1 Financial Information Cooperation.

(a) From and after the date of this Agreement, GFI and its Subsidiaries will use commercially reasonable efforts to provide Parent and Purchaser with financial and non-financial information, including any pro forma financial information, with respect to GFI and its Subsidiaries and provide other reasonably requested assistance and information to Parent and Purchaser, in each case at Parent’s sole expense, to enable Parent and Purchaser to (i) satisfy their disclosure obligations arising under applicable U.S. securities Laws (both regular reporting obligations and in connection with any securities offering, including in connection with private securities offerings), (ii) satisfy their reporting obligations to any lenders and (iii) provide information for purposes of delivery to ratings agencies.

(b) From and after the date of this Agreement, GFI and its Subsidiaries will use commercially reasonable efforts to (i) file all reports on Form 10-K and Form 10-Q and Form 8-K, to the extent required to include financial information pursuant to Item 9.01 thereof, (ii) file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act in accordance with the time periods required by the Exchange Act and (iii) promptly as reasonably practicable, inform Parent if the chief executive officer, chief financial officer, treasurer or controller of GFI or any member of GFI Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements for such financial statements to comply with GAAP is probable.

(c) Without limiting Section 6.1(a), from and after the date of this Agreement, GFI and its Subsidiaries will use commercially reasonable efforts to assist Parent and its Affiliates (including, as necessary, by causing their auditors to take actions) by participating in due diligence sessions (including accounting due diligence sessions), providing information regarding internal controls and procedures and financial reporting, obtaining auditors consents, providing representation letters, providing comfort letters (including as to customary negative assurances and change period), providing legal opinions (including customary negative assurances) and other customary assistance for Parent and Purchaser to fulfill their obligations under the U.S. securities Laws and in connection with securities offerings.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Expiration Date:

(a) by mutual written consent of Parent and GFI; or

(b) by either Parent or GFI, if:

(i) Termination Date. The Offer Closing shall not have occurred on or before the Outside Date. The “Outside Date” shall mean the later of (A) the Initial Expiration Date and (B) 10 days following the date on which the Regulatory Condition has been satisfied or waived; provided, however, that (1) in the event that any Restraint shall be in effect as of any Expiration Date, then the Outside Date shall be extended until 10 days following the date on which such Restraint is vacated, terminated or withdrawn; and (2) in the event that GFI shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (x) would result in the failure of any condition set forth in Exhibit A to be satisfied, (y) was not the result of a willful or intentional breach or failure to perform and (z) is capable of being cured by GFI within fifteen (15) days of such breach or failure to perform, then the Outside Date shall be extended until fifteen (15) days following such breach or failure to perform; provided, further, that in no event shall the Outside Date be later than January 29, 2015; or

(ii) Restraint. Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in clause (c) of Exhibit A shall be in effect and shall have become final and non-appealable;

(c) by Parent, if:

(i) Breach by GFI. GFI shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by GFI prior to the Outside Date or is not cured by the earlier of (x) fifteen (15) days following written notice to GFI by Parent of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Exhibit A to be satisfied; provided that Parent, or Purchaser is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would permit GFI to terminate this Agreement pursuant to Section 7.1(d)(i);

(ii) Violation of Alternative Proposals. GFI or any of the GFI Subsidiaries or any of its and their respective Representatives shall have breached in any material respect any of their respective obligations under Section 5.4 (Alternative Proposals);

(iii) Failure to Recommend or Change in Recommendation. The Board of Directors of GFI or the Special Committee shall (1) fail to include the GFI Recommendation in Schedule 14D-9, (2) effect a Change in Recommendation, (3) following the public disclosure or announcement of a Takeover Proposal, fail to publicly reaffirm the GFI Recommendation within five Business Days after Parent so requests in writing or (4) in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to recommend that GFI’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) from and after the Expiration Date; or

(iv) Disclosure Schedules. Any disclosures contained in any remaining sections of the GFI Disclosure Letter delivered pursuant to Section 5.15 (GFI Disclosure Letter) shall disclose information that is, or could reasonably be expected to be, individually or in the aggregate, adverse in any material respect to (A) GFI or the GFI Subsidiaries or (B) Parent or its Affiliates.

(d) by GFI, if:

(i) Breach by Parent. Parent or Purchaser shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Purchaser prior to the Outside Date or is not cured by the earlier of (x) fifteen (15) days following written notice to Parent or Purchaser by GFI of such breach or (y) the Outside Date and (B) such breach or failure has resulted or would reasonably be expected to result in the failure of Parent or Purchaser to consummate the Offer Closing in accordance with the terms of this Agreement; provided that GFI is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Exhibit A to be satisfied; or

(ii) Superior Proposal. Prior to the Expiration Date, (A) GFI has received a Superior Proposal, (B) GFI is in compliance in all material respects with Section 5.4 and (C) GFI enters into a definitive agreement with respect to such Superior Proposal concurrently with, or immediately following, the termination of this Agreement pursuant to this Section 7.1(d)(ii); provided, that any purported termination by GFI pursuant to this Section 7.1(d)(ii) shall be void and of no force or effect unless the GFI pays to Parent the Termination Fee in accordance with Section 7.3(c).

Section 7.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 7.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 5.2 (Access to Information; Confidentiality) and the provisions of this Section 7.1(d)(ii), Section 7.3 (Termination Fee and Expense Reimbursement) and Article VIII (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement.

Section 7.3 Termination Fee and Expense Reimbursement.

(a) If (x) this Agreement is terminated pursuant to (i) Section 7.1(b)(i) (Termination Date) and the Minimum Tender Condition has not been satisfied at the time of such termination, (ii) Section 7.1(c)(i) (Breach by GFI), (iii) Section 7.1(c)(ii) (Violation of Alternative Proposals) or (iv) Section 7.1(c)(iii) (Failure to Recommend or Change in Recommendation) and (y) within twelve months of such termination, (1) GFI enters into a definitive agreement to consummate a transaction contemplated by any Takeover Proposal

(regardless of when made and such transaction is thereafter consummated (regardless of when consummated)) or (2) GFI consummates a transaction contemplated by any Takeover Proposal (regardless of when made), then GFI shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds, an amount equal to $24,318,534 (the “Termination Fee”) less the amount, if any, of the Expenses of Parent paid by GFI pursuant to Section 7.3(b), concurrently with the consummation of such transaction; provided that, solely for purposes of this Section 7.3(a), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 5.4(e) (Alternative Proposals), except that all references to 20% shall be changed to 50%.

(b) If this Agreement is terminated pursuant to (i) Section 7.1(b)(i) (Termination Date) and the Minimum Tender Condition has not been satisfied at the time of such termination, then GFI shall reimburse Parent for all of its reasonable and documented Expenses up to a maximum amount of $6,948,153 within five Business Days of delivery of a reasonable detailed written notice from Parent requesting payment thereof.

(c) If this Agreement is terminated pursuant to Section 7.1(d)(ii) (Superior Proposal) then GFI shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee.

(d) GFI agrees that the agreements contained in this Section 7.3 are an integral part of this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if GFI fails promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against GFI for such amounts, GFI shall pay interest on such amounts from the date the payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable Expenses of Parent in connection with such suit.

(e) In the event this Agreement is terminated pursuant to this Article VII, GFI shall reimburse Parent for any portion of the BGC Advance paid by Parent pursuant to Section 5.14 (BGC Advance) prior to such termination on the terms attached as Exhibit B hereto.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Offer Closing until the expiration of the applicable statute of limitations prescribed under applicable Law, including any applicable extensions thereof.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent or Purchaser:

BGC Partners, Inc.
499 Park Avenue
New York, NY 10022
Attention:	Stephen M. Merkel, Esq., General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10023
Attention:	David K. Lam, Esq.
Email:	dklam@wlrk.com

If to GFI, to:

GFI
55 Water Street
New York, NY 10041
Attention:	Christopher D’Antuono
Email:	christopher.dantuono@gfigroup.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Jeffrey R. Poss, Esq.
Email:	jposs@willkie.com

If to the Special Committee, to:

Special Committee
GFI
55 Water Street
New York, NY 10041
Attention:	Christopher D’Antuono
Email:	christopher.dantuono@gfigroup.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention:	Morton A. Pierce, Esq.
Bryan J. Luchs, Esq.
Email:	mpierce@whitecase.com
Bryan.Luchs@whitecase.com

Section 8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As it relates to GFI, the words “made available” shall be deemed to mean that such information was (a) provided in writing to Parent or its Representatives, (b) included in GFI’s electronic data room or (c) was otherwise available in GFI’s public filings on the SEC’s public website (www.sec.gov); provided, that the immaterial omission of a document or part of a document shall not mean that such information was not “made available.” The term “date of this Agreement” and “date hereof” shall refer to the Effective Date. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically, including in portable document format (“.pdf”), shall be accepted as originals for all purposes of this Agreement.

Section 8.5 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including Exhibit A and the Parties’ disclosure letters hereto) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for from and after the Offer Closing, (i) the rights of the stockholders of GFI who have tendered into the Offer to receive the Offer Price and (ii) the Indemnified Persons who may enforce the provisions of Section 5.7 (Directors’ and Officers’ Indemnification and Insurance). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.9 (Extension; Waiver) without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement, the Date of Delivery or as of any other date.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.8 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), at any time before or after the Offer Closing; provided, however, that, after the Offer Closing, and subject to Section 1.2, no amendment shall be made that decreases the Offer Price. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.9 Extension; Waiver. At any time prior to the Offer Closing, the Parties, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, except as provided Exhibit A, conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.10 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT

REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 (Notices) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.10(b).

Section 8.11 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 8.5(b) (Third Party Beneficiaries)) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

[Signature Pages Follow]

IN WITNESS WHEREOF, GFI, Parent and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GFI GROUP INC.

By:
Name:
Title:

BGC PARTNERS, INC.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

BGC PARTNERS, L.P.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

[SIGNATURE PAGE TO TENDER OFFER AGREEMENT]

Exhibit A

Offer Conditions

Notwithstanding any other provisions of the Offer, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any validly tendered (and not withdrawn) shares of GFI Common Stock, unless immediately prior to any scheduled Expiration Date of the Offer:

(a) There being validly tendered and not validly withdrawn before the expiration of the Offer (as it may be extended and re-extended in accordance with this Agreement) a number of Shares which, together with the Shares then owned by the Purchaser and its subsidiaries, represents at least 45% of all then outstanding Shares on the Expiration Date (the “Minimum Tender Condition”);

(b) The Regulatory Approvals set forth in Section 3.4(b)(ii) of the Parent Disclosure Letter shall remain in effect and shall not have been revoked by the relevant Regulatory Authority, and any required approvals or waiting periods under the Foreign Competition Laws set forth in Section 3.4(b)(i) of the Parent Disclosure Letter shall have expired or been terminated or obtained, as applicable (the “Regulatory Condition”);

(c) No Laws shall have been adopted or promulgated after the Date of Delivery, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Offer illegal or otherwise prohibiting consummation of the Offer, or seeking to impose a Burdensome Condition (collectively, “Restraints”) unless such Restraint is vacated, terminated or withdrawn;

(d) (i) The representations and warranties of GFI set forth in this Agreement, other than the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6(a)(i), Section 2.11 (other than Section 2.11(a)(i)(A)), Section 2.25 and Section 2.26 (collectively, the “GFI Identified Representations”), made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of Expiration Date as though made on and as of the Expiration Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect, and (ii) the GFI Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent in either case that such representations and warranties speak as of another date), except with respect to the representations and warranties contained in Section 2.3 for de minimis inaccuracies;

(e) GFI shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Expiration Date;

Exhibit A-1

(f) GFI shall have delivered to Parent a certificate, signed by an executive officer of GFI, confirming the satisfaction of the conditions set forth in clauses (d) and (e) of this Exhibit A; and

(g) This Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

Exhibit A-2